SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

                                (Amendment No. 3)

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

| |  Preliminary Proxy Statement   |_| Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         Meridian Healthcare Growth and Income Fund Limited Partnership
                  (Name of Registrant as Specified In Charter)

       -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|  No fee required.

|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A

     (2) Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction: $ 50,000,000

     (5) Total fee paid: $ 10,000

|_|  Fee paid previously with preliminary materials: N/A

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: N/A

     (2) Form, Schedule or Registration Statement No.: N/A

     (3) Filing Party: N/A

     (4) Date Filed: N/A

                   MERIDIAN HEALTHCARE GROWTH AND INCOME FUND
                               LIMITED PARTNERSHIP

                             300 East Lombard Street
                                   Suite 1200
                            Baltimore, Maryland 21202
                                 (410) 727-4083
                               Fax (410) 625-2694

                                  June 20, 2005

         Dear Investors:

         The general partners of Meridian Healthcare Growth and Income Fund Limited Partnership (the "Fund") are writing to request your consent to three proposals presented for your consideration.

         Proposal One: Sale of the Facilities. You are being asked to approve the sale of all or substantially all of the real property and other assets owned by each of the Fund's subsidiary limited partnerships pursuant to an Asset Purchase Agreement dated as of February 11, 2005 (the "Purchase Agreement"), by and among each of the limited partnerships and FC Properties VI, LLC and to grant the general partners the authority to take all other actions necessary or advisable in connection with or relating to the Purchase Agreement (the "Sale"). If the Sale is approved by Investors and consummated, substantially all of Fund's assets will consist of the cash proceeds from the Sale.

         Proposal Two: Approval of Liquidation. You are also being asked to approve the liquidation, dissolution and winding up of the Fund pursuant to its limited partnership agreement following the consummation of the Sale (the "Liquidation"). If the Liquidation is approved, Investors' interests in the Fund will be redeemed, the fund will distribute its net assets to Investors and the Fund will be terminated. If the Fund is terminated, you will not have any continuing interest in the Fund.

         Proposal Three: Amendment of Limited Partnership Agreement. Finally, you are being asked to approve an amendment to the Fund's limited partnership agreement to permit the General Partners to sell all or substantially all of the Fund's assets to unaffiliated third parties without first obtaining the consent of Investors if, and solely to the extent that, the Sale is not consummated (the "Amendment").

         Although Investor approval is being requested for all three Proposals the approval of the Amendment is not contingent upon Investor approval of any other Proposal. The approval of each of the Sale and the Liquidation are, however, contingent upon Investor approval of both of these Proposals. This means that neither the Sale nor the Liquidation will occur unless Investors approve both the Sale and the Liquidation. If Investors do not approve both of the Sale and the Liquidation, the Fund will not complete the Sale and will not distribute any cash proceeds to Investors at this time.

         Assuming approval by Investors, after consummation of the Sale, the Fund will, in accordance with its limited partnership agreement, liquidate, dissolve and distribute its net assets to Investors. The General Partners presently estimate that the distribution to Investors (after establishing a liquidating trust and funding a reserve for certain expenses, and prior to any reduction due to state or local tax withholding) will equal approximately $20.00 to $21.00 per Unit, although the actual amount distributed per Unit will vary depending on various factors, including, but not limited to, the actual amounts of the reserve, transaction expenses, prorated expenses, and final terms of the Purchase Agreement. In addition to this distribution, you will receive your pro rata beneficial interest in the liquidating trust to be established by the Fund tofacilitate post-closing matters among the parties. Depending upon the availability of funds, Investors may or may not receive additional distributions from the liquidating trust. The General Partners have committed to resolicit the consent of Investors in the event that distributions to Investors will be less than $18.00 per Unit.

         We have enclosed a Consent Solicitation Statement dated June 20, 2005 and a form for indicating whether or not you wish to grant your consent to any or all of the Proposals.

         The record date for determining those Investors entitled to vote on the Proposals has been set by the Administrative General Partner as June 1, 2005. As of June 1, 2005, the Fund has 1,540,040 Units issued and outstanding, which are held by 1,595 Investors. Accordingly, Investors holding more than 50% or 770,021 Units must consent to each of the Proposals in order for it to be approved by the Investors.

         The Consent Solicitation Statement contains a discussion of the advantages and disadvantages of the Proposals under the heading "GENERAL PARTNERS' RECOMMENDATION." After carefully weighing the terms and conditions of the Proposals, as well as alternative courses of action, we have concluded that the Proposals are advisable and in the best interests of the Fund and its Investors.

         Therefore, we recommend that you approve all of the Proposals by signing and returning the enclosed consent form in the accompanying postage prepaid envelope, by overnight courier or by facsimile to the address or facsimile number below. Your participation is extremely important. Please note that this solicitation will expire at 5:00 p.m., Eastern Time, on July 18, 2005, unless extended by the General Partners in their sole discretion.

         If you have any questions or would like additional copies of the enclosed materials, please feel free to contact Robert Huether, Asset Manager, or Yolanda Harris, Investor Services Coordinator, at 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202; telephone number (410) 727-4083; facsimile number (410) 625-2694.


                             YOUR VOTE IS IMPORTANT


  Please Sign, Date and Return the Enclosed Consent Form PRIOR TO July 18, 2005

Sincerely,

Meridian Healthcare Growth and Income Fund Limited Partnership

By:  Brown Healthcare, Inc.           By:  Meridian Healthcare Investments, Inc.
Administrative General Partner        Development General Partner

By: /s/  John M. Prugh                By:  /s/  George V. Hager, Jr.
John M. Prugh                         George V. Hager, Jr.
President                             Chief Executive Officer

         MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP


                         CONSENT SOLICITATION STATEMENT


                                  INTRODUCTION

         This Consent Solicitation Statement (this "Solicitation Statement") is being furnished to the registered holders (the "Investors") of assignee units of limited partnership interests ("Units") in Meridian Healthcare Growth and Income Fund Limited Partnership, a Delaware limited partnership (the "Fund"), as of 5:00 P.M. Eastern Time on June 1, 2005 (the "Record Date"), in connection with the solicitation of consents (the "Solicitation"), upon the terms and subject to the conditions described in this Solicitation Statement and the accompanying form of consent (the "Consent Form"), by Brown Healthcare, Inc., a Maryland corporation, (the "Administrative General Partner"), and Meridian Healthcare Investments, Inc., a Maryland corporation, (the "Development General Partner" and together with the Administrative General Partner, the "General Partners"), on behalf of the Fund. Investors are being asked to consent to the following three proposals:

1. The sale of the seven skilled nursing facilities (the "Facilities") owned by the Operating Partnerships(as defined below), all of the real property on which the Facilities are located and all of the personal property located at the Facilities and/or used primarily in connection with the operation of the Facilities, pursuant to the Asset Purchase Agreement dated as of February 11, 2005 (the "Purchase Agreement"), by and among FC Properties VI, LLC, a Delaware limited liability company (the "Purchaser"), and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership, Mooresville Meridian Limited Partnership, and Spencer Meridian Limited Partnership, all Maryland limited partnerships and subsidiaries of the Fund (each an "Operating Partnership" and, collectively, the "Seller") (the "Sale") and the grant to the General Partners of the authority to take any and all other actions necessary or advisable in connection with or relating to the Sale.

2. The liquidation, dissolution and winding-up of the Fund pursuant to its agreement of limited partnership following the consummation of the Sale (the "Liquidation," and together with the Sale, the "Transaction").

3. The amendment of the Fund's limited partnership agreement to permit the General Partners to sell all or substantially all of the Fund's assets (the "Fund Property") to unaffiliated third parties without first obtaining the consent of Investors if, and solely to the extent that, the Sale is not consummated for any reason (the "Amendment").

                               SUMMARY TERM SHEET

         This summary term sheet, together with the preceding introduction, highlights selected information from this Solicitation Statement and may not contain all of the information that is important to you. To fully understand the contemplated transactions, you should carefully read this entire Solicitation Statement, the Purchase Agreement (excluding the schedules and exhibits thereto) which is attached as Annex I hereto, the Amendment which is attached as Annex II hereto, and the other documents to which this Solicitation Statement refers you. For details on how you can obtain more information about the Fund see "Where You Can Find Additional Information" on page 42. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

                            The Parties (See page 23)

         The Fund

         Meridian Healthcare Growth and Income Fund Limited Partnership 300 East Lombard Street
         Suite 1200
         Baltimore, Maryland 21202
         (410) 727-4083

         The Fund is a limited partnership formed under the laws of Delaware on December 8, 1987 to acquire 98.99% of the limited partner interests in the seven Operating Partnerships. The Fund's objectives are to (i) preserve Investors' capital; (ii) obtain capital appreciation through increases in the value of the Facilities; and (iii) provide quarterly cash distributions to Investors from income generated by the Facilities' operating income.

         The Administrative General Partner of the Fund is Brown Healthcare, Inc., a Maryland corporation and the Development General Partner of the Fund is Meridian Healthcare Investments, Inc., a Maryland corporation. The General Partners have exclusive authority to conduct the business and affairs of the Fund in accordance with the Fund's limited partnership agreement and applicable law.

         The Operating Partnerships

         Plainfield Meridian Limited Partnership,
         Caton Manor Meridian Limited Partnership,
         Frederick Meridian Limited Partnership,
         Hamilton Meridian Limited Partnership,
         Randallstown Meridian Limited Partnership,
         Mooresville Meridian Limited Partnership,
         Spencer Meridian Limited Partnership
         300 East Lombard Street Suite 1200
         Baltimore, Maryland 21202
         (410) 727-4083

         All of the Operating Partnerships are Maryland limited partnerships and subsidiaries of the Fund. The Fund owns a 98.99% limited partner interest and each of the Fund's General Partners owns a .505% general partner interest in each of the Operating Partnerships. Collectively, the Operating Partnerships are the Seller under the Purchase Agreement.

         The Purchaser

         FC Properties VI, LLC
         1035 Powers Place
         Alpharetta, Georgia 30004
         (770) 754-9660

         FC Properties VI, LLC is a Delaware limited liability company and an affiliate of Formation Capital, LLC ("Formation Capital"), a limited liability company organized under the laws of Pennsylvania. According to SEC filings made by Mr. Arnold Whitman, the Chief Executive Officer of Formation Capital, Formation Capital is a finance company focused on the healthcare industry, providing equity to the senior housing and long-term healthcare industry since it was founded in 1999. According to these filings with the SEC, Formation Capital currently manages assets in excess of $650 million in value and over the last three years, Formation Capital and its partners have acquired an ownership interest in 152 facilities in 20 states.

                          The Facilities (See page 12)

         Each Operating Partnership owns a single Facility. Genesis Eldercare Network Services, Inc., an affiliate of the Development General Partner, manages the Facilities pursuant to management agreements. The Facilities are located in Maryland, New Jersey and North Carolina.

                      The Consent Solicitation (See page 8)

         Consent Requested; Record Date (See page 8)

         The General Partners are requesting the Investors' consent to three
Proposals: (1) the Sale; (2) the Liquidation; and, (3) the Amendment. The Fund has fixed the close of business on June 1, 2005, as the Record Date for determining the Investors entitled to notice of and to consent to the Proposals.

         Required Consent (See page 8)

         The consent of Investors owning more than 50% of the outstanding Units will be required to approve each of the Proposals, which is not less than the minimum vote that would be necessary to authorize or take such action at a meeting at which all Investors entitled to vote thereon were present. Approval of each of the Sale and the Liquidation are contingent upon approval of both of these Proposals. Approval of the Amendment is not contingent upon approval of any other Proposal.

         Solicitation Period (See page 8)

         This Solicitation Statement and the enclosed Consent Form are first being mailed to Investors on or about June 20, 2005. This Solicitation will expire on July 18, 2005, unless extended by the General Partners in their sole discretion. Consent Forms may be revoked at any time until the expiration date, but may not be revoked thereafter.

         No Appraisal Rights (See page 10)

         Under the Delaware Revised Uniform Limited Partnership Act and under the Fund's limited partnership agreement, Investors do not have dissenter's appraisal rights in connection with the Sale or the Liquidation.

                             The Sale (See page 13)

         The Purchase Agreement is included as Annex I to this Solicitation Statement. It is the legal document that governs the Sale.

         Assets Transferred (See page 24)

         Pursuant to the Purchase Agreement, Seller will sell to Purchaser all of the real property on which the Facilities are located and all the personal property located at the Facilities and/or used primarily in connection with the operation of the Facilities. The assets covered by the Purchase Agreement represent all, or substantially all, of the assets owned by the Operating Partnerships. The limited partner interests in the Operating Partnerships represent substantially all of the Fund's assets.

         Purchase Price (See page 24)

         The purchase price for the assets being sold under the Purchase Agreement is $50,000,000 plus the payment of the Net Working Capital.

         Representations, Warranties and Covenants (See page 26)

         The Purchase Agreement contains customary representations and warranties for a transaction of this type including representations by Seller that, subject to the consent of Investors, it has the authority to enter into the Purchase Agreement and that it has good and marketable title to the assets.

         The Seller has agreed to allow Purchaser access to the real property and books and records related to the Facilities during the period prior to the closing of the Sale to allow Purchaser to inspect the assets.

         Indemnification (See page 27)

         Seller has agreed to indemnify Purchaser and its affiliates from any damages incurred by those parties relating to pre-closing liabilities of the Facilities or any breach of Seller's representations, warranties and covenants contained in the Purchase Agreement. Seller will not be obligated to provide indemnification unless Purchaser's damages exceed $50,000 and Seller's aggregate obligation for indemnification and any other of its obligations that survive closing under the Purchase Agreement will not exceed $500,000. Seller's obligation to provide indemnification will terminate twelve months after the closing under the Purchase Agreement.

         Purchaser has agreed to indemnify Seller and its affiliates from any damages incurred by those parties relating to post-closing liabilities of the Facilities or any breach of Purchaser's representations, warranties and covenants contained in the Purchase Agreement. Purchaser will not be obligated to provide indemnification unless Seller's damages exceed $50,000 and Purchaser's aggregate indemnification obligation will not exceed $500,000. Purchaser's obligation to provide indemnification will terminate twelve months after the closing under the Purchase Agreement.

         Escrow (See page 28)

         At the closing of the Sale, Purchaser will deposit $500,000 of the purchase price with an escrow agent pursuant to the terms and conditions of an escrow agreement among Purchaser, Seller and the escrow agent. The $500,000 plus any interest earned thereon will be held by the escrow agent for approximately twelve months to secure Seller's indemnification obligations, if any. At the end of the twelve-month escrow period the escrow agent will distribute the escrow funds, less the amount of any paid or pending claims for indemnification, to the Fund. If the Liquidation is approved by Investors, the Fund will assign the right to receive any remaining escrow funds at the end of the escrow period to the Liquidating trust, which will distribute such funds pro rata to Investors, based on the number of Units owned at the effective time of the Liquidation.

         Closing Conditions (See page 26)

         The Seller and Purchaser will complete the Sale only if they satisfy or, if the law permits, waive several conditions, including the following:

o   Satisfactory completion of due diligence by Purchaser;

o   Holders of a majority of the issued and outstanding Units approve the Sale;

o The representations and warranties of each party to the Purchase Agreement and related documents are true and correct in all material respects at and as of the closing;

o Each party to the Purchase Agreement has performed and complied with all covenants required to be performed and complied with by the Purchase Agreement and related documents;

o   None of the Facilities has suffered substantial damage, destruction or loss;

o Purchaser or its designee has obtained approval for the transfer or replacement of all licenses to operate the Facilities;

o No injunction, judgment, order, decree, ruling or charge is in effect under applicable law that would prevent the Sale or cause the Sale to be rescinded after closing;

o Title to the real property is marketable, and free of liens and encumbrances except those expressly allowed by the Purchase Agreement; and

o Genesis Eldercare Network Services, Inc. has waived any rights it might have to purchase the Facilities.

         Prorations (See page 25)

         Seller will receive a credit for taxes and other assessments actually paid by Seller but applicable to the period from and after the closing of the Sale. Purchaser will receive a credit for any accrued but unpaid taxes and assessments applicable to any period before the closing of the Sale. Charges for utilities and all other costs and expenses related to ownership and operation of the assets will be prorated at the closing of the Sale. All revenues and income and all Medicare and Medicaid reimbursements will be prorated as of the closing of the Sale, to the extent not included in the calculation of Net Working Capital. All prorations are subject to readjustment sixty days after the closing of the Sale, after which time all prorations will be final.

         Regulatory Approvals (See page 27)

         We are not aware of any material governmental or regulatory approvals required for completion of the Transaction other than those associated with:

o Consent to the Transaction by the holders of a majority of the issued and outstanding Units;

o The liquidation and dissolution of the Fund following consummation of the Sale, and,

o Any applicable federal, state, or local requirements to transfer or terminate the licenses and/or provider agreements to operate the Facilities, certifications to participate in the Medicare and Medicaid programs, and zoning permits.

         Failure to Approve the Sale (See page 29)

         Because approval of each of the Sale and the Liquidation are contingent upon Investor approval of both of these Proposals, if the holders of a majority of the issued and outstanding Units do not approve the Sale, the Sale and Liquidation will not occur and the General Partners will continue to conduct the business and affairs of the Fund in accordance with the Fund's limited partnership agreement. In such event, you will not receive the distributions described in this Solicitation Statement.

                          The Liquidation (See page 29)

         Assuming the approval of Investors, as soon as practicable after the Sale the General Partners will file a certificate of cancellation of the Fund and will proceed to liquidate, dissolve and wind-up the Fund and distribute its net assets to Investors in accordance with its limited partnership agreement and applicable law.

         Net Assets Available for Distribution to Investors (See page 30)

         The General Partners presently estimate that the net assets of the Fund available for distribution to Investors following the Sale will be in a range of $20.00 to $21.00 per Unit prior to any reduction due to state or local tax withholding. Investors will also receive a pro rata beneficial interest in the liquidating trust described below. The General Partners presently estimate that Investors could receive additional distributions from the liquidating trust in a range of approximately $0.00 to $0.32 per Unit. The General Partners believe these estimates are reasonable based on past experience and the information currently available to them, there can, however, be no assurances that these amounts will be the actual amounts distributed to Investors because reserves have not yet been established and the amount of any claims for indemnification and the expenses of consummating the Transaction are not yet final. The General Partners have committed to resolicit the consent of Investors in the event that distributions to investors will be less than $18.00 per Unit.

         Reserve (See page 30)

         The Fund will reserve and assign to the liquidating trust described below a portion of the gross proceeds of the Sale for the purpose of satisfying any Fund obligations and liabilities relating to the business of the Fund and ownership, management, operation and maintenance of the Facilities prior to the Sale and the Liquidation.

         Liquidating Trust (See page 31)

         Prior to the Liquidation, the Fund will establish a liquidating trust to hold the reserve and several other contingent assets of the Fund including the right to receive any remaining escrow funds at the end of the escrow period. The Fund will distribute to Investors on a pro rata basis based upon each Investor's ownership of Units as of the time of the Liquidation, all of the beneficial interests in the liquidating trust. As soon as the liquidating trust has satisfied the obligations for which it is created, which is expected to occur approximately twelve months after completion of the Transaction, it will be liquidated and all of its remaining assets will be distributed to the holders of beneficial interests in the liquidating trust.

         Failure to Approve the Liquidation (See page 32)

         Because approval of each of the Sale and the Liquidation are contingent upon Investor approval of both of these Proposals, if the holders of a majority of the issued and outstanding Units do not approve the Liquidation, the Sale and Liquidation will not occur and the General Partners will continue to conduct the business and affairs of the Fund in accordance with the Fund's limited partnership agreement. In such event, you will not receive the distributions described in this Solicitation Statement.

                           The Amendment (See page 32)

         The General Partners intend to consummate the Sale pursuant to the terms and conditions of the Purchase Agreement if the Investors approve the Sale. However, the General Partners are also recommending that the Investors approve the Amendment, to permit the General Partners to sell all or substantially all of the Fund Property to unaffiliated third party purchasers in the future without first obtaining the consent of Investors, in the event, and solely to the extent that, the Sale is not consummated for any reason. In that event, the General Partners believe that the Amendment may provide the Fund with greater flexibility in negotiating with subsequent potential purchasers of the Fund's assets, who may otherwise discount their offers to purchase the Facilities because of delays, costs, and uncertainties related to the requirement to seek Investor approval of a sale of all or substantially all of the Fund's assets.

         Failure to Approve Amendment (See page 33)

         If Investors do not approve the Amendment, and the closing of the Sale does not occur, the Fund may not sell the Fund Property in the future without the consent of the holders of a majority of outstanding Units. The General Partners believe this could limit the amount the Fund may be able to receive in any future sale of its assets. If the closing of the Sale occurs the Amendment will be moot.

              Recommendation of the General Partners (See page 33)

         After careful consideration, the General Partners have determined that the Proposals are fair to and in the best interests of the Fund and its Investors. The General Partners recommend that Investors consent to each of the Proposals.

                         DESCRIPTION OF THE SOLICITATION

         Purpose of the Solicitation

         In the accompanying Consent Form, the General Partners on behalf of the Fund are soliciting consents from Investors for the purpose of approving the proposed Sale, Liquidation and Amendment.

         The cost of preparing, assembling, printing and mailing this Solicitation Statement and the enclosed Consent Form, and the cost of soliciting Consent Forms, will be borne by the Fund. Solicitation of the Consent Forms will be made initially by mail. In addition to solicitation by mail, Consent Forms may also be solicited, on behalf of the Fund, in person, by telephone or by facsimile by directors, officers or other regular employees of any General Partner. No additional compensation will be paid to directors, officers or other regular employees of such General Partner for such services.

         Expiration Date; Extension; Amendment

         This Solicitation Statement is furnished by the General Partners, on behalf of the Fund, in connection with the solicitation of Consent Forms. The Solicitation will expire at 5:00 p.m., Eastern Time, on July 18, 2005 (the "Expiration Date"), unless extended by the General Partners in their sole discretion. The Fund expressly reserves the right, in the sole discretion of the General Partners, (i) to extend the Expiration Date, from time to time, until the Requisite Consents (as defined below) have been obtained, and (ii) to amend, at any time or from time to time, before the Requisite Consents are obtained, any terms of the Solicitation. As promptly as practicable following any such extension or any material amendment to this Solicitation, notice thereof shall be given by the Fund to each Investor in writing.

         Record Date; Requisite Consents

         The Fund has fixed the close of business on June 1, 2005 as the Record Date for determining the Investors entitled to notice of and to consent to the Sale, Liquidation and Amendment. Only Investors on the Record Date or their duly designated proxies may execute and deliver a Consent Form.

         As of the Record Date, there were 1,540,040 Units outstanding held by approximately 1,595 holders of record. Each Investor is entitled to one vote per Unit. In order to consummate the Sale, Liquidation and Amendment, the General Partners are seeking the affirmative consent of Investors owning more than 50% of the issued and outstanding Units or 770,021 Units (the "Requisite Consents") to each Proposal. For each Proposal abstentions are not counted as affirmative votes for approval of the particular Proposal and, accordingly, have the effect of a vote against the particular Proposal. Although Investor approval is being requested for all three Proposals the approval of the Amendment is not contingent upon Investor approval of any other Proposal. The approval of the Sale and the Liquidation are, however, contingent upon Investor approval of both of these Proposals. This means that the Sale and the Liquidation will not occur unless Investors approve both the Sale and the Liquidation. If Investors do not approve both of the Sale and the Liquidation, the Fund will not complete the Sale and will not distribute any cash proceeds to Investors at this time.

         Consent Procedures

         INVESTORS WHO DESIRE TO CONSENT TO ANY PROPOSAL SHOULD DO SO BY MARKING THE "CONSENT" BOX FOR EACH OF THE (A) SALE, (B) LIQUIDATION, AND (C) AMENDMENT, ON THE CONSENT FORM INCLUDED HEREWITH, AND COMPLETING, SIGNING, DATING AND DELIVERING THE CONSENT FORM TO THE FUND BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ABOVE AND ON THE CONSENT FORM, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND THEREIN.

         All Consent Forms that are properly completed, signed and delivered to the Fund and not properly revoked prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NONE OF THE "CONSENT," "DOES NOT CONSENT" OR "ABSTAIN" BOXES ARE MARKED WITH RESPECT TO ANY OF THE (A) SALE, (B) LIQUIDATION OR (C) AMENDMENT, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE UNITHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE MATTER TO WHICH SUCH NON-VOTE RELATES.

         Consent Forms must be executed in the same manner as the name(s) in which ownership of the Units is registered. If the Units to which a Consent Form relates are held by two or more joint holders, all such holders must sign the Consent Form. If a Consent Form is signed by a trustee, partner, manager, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and must submit with the Consent Form evidence satisfactory to the Fund of authority to execute the Consent Form.

         The execution and delivery of a Consent Form will not affect an Investor's right to sell or transfer the Units (subject to Article VII and other applicable provisions of the Partnership Agreement and the requirements of Federal and applicable state securities laws). All Consent Forms received by the Fund (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the Investor revokes such Consent Form prior to 5:00 p.m., Eastern Time, on the Expiration Date by following the procedures set forth under the heading "DESCRIPTION OF THE SOLICITATION -- Revocation of Instructions" below.

         All questions as to the validity, form and eligibility (including time of receipt) of a Consent Form, consent procedures, interpretations of the terms and conditions of this Solicitation, and any other applicable matter will be determined by the General Partners in their sole discretion, which determination will be conclusive and binding on the Investors. The Administrative General Partner, in its sole discretion, on behalf of the Fund, reserves the right to reject any or all Consent Forms that are not properly executed, dated or are otherwise not in proper form, and such rejected Consent Forms will not be counted as a vote on any matter presented to the Investors. The Administrative General Partner, in its sole discretion, on behalf of the Fund, also reserves the right to waive any delivery defects or irregularities or conditions as to applicable Consent Forms and upon such waiver to count such Consent Forms in connection with the matters presented to a vote of Investors. Unless waived by the Administrative General Partner, in its sole discretion, the delivery of any Consent Form that is the subject of a delivery defect or irregularity or failure of a delivery condition will not be deemed to have been made until and unless all such defects, irregularities or failed conditions have been cured by the applicable Investor prior to the Expiration Time, however, none of the General Partners, any of their respective affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or failed conditions, or waivers thereof, to the applicable Investor, nor shall any of them incur any liability for failure to give such notification.

         Revocation of Instructions

         Any Investor who has delivered a Consent Form to the Fund may revoke any voting instructions set forth in such Consent Form by delivering to the Administrative General Partner a written notice of revocation prior to 5:00 p.m., Eastern Time, on the Expiration Date. In order to be effective, a notice of revocation of any voting instructions set forth in a Consent Form must (a) contain the name of the Investor who delivered the Consent Form, (b) be in the form of a subsequent Consent Form with such Investor's voting choice as to each matter submitted to a vote of Investors clearly marked either as "CONSENT" or "DOES NOT CONSENT" or "ABSTAIN", as the case may be, (c) be signed by the Investor thereof in the same manner as such Investor's signature appears on the records of the Fund, (d) bear a date that is later than the date of the Consent Form that is being revoked, and (e) be received by the Administrative General Partner prior to 5:00 p.m. Eastern Time, on the Expiration Date at its address set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched or delivered to an improper address or is not received in a timely manner will not be effective to revoke the voting instructions set forth in a Consent Form previously given. A revocation of the voting instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO INVESTOR MAY REVOKE THE VOTING INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE.

         No Dissenting Investors' Rights

         Under the Delaware Revised Uniform Limited Partnership Act and under the Partnership Agreement, Investors do not have dissenter's appraisal rights in connection with the Sale.


                          INTERESTS OF CERTAIN PERSONS

         In considering the recommendations of the General Partners in favor of the Proposals you should be aware that Genesis Eldercare Network Services, Inc. (the "Manager"), an affiliate of the Development General Partner, is currently the manager of the Facilities pursuant to management agreements with the Fund. Under the Purchase Agreement, Purchaser acknowledged that Manager and Purchaser are expected to enter into negotiations regarding a contract or contracts pursuant to which Manager would manage the Facilities for Purchaser or its designee following the Closing.

         Pursuant to the management agreements by and between the Fund and Manager entered into at the inception of the Fund in 1988, Manager has certain purchase rights regarding the Facilities that effectively require the Fund to first offer to sell any or all of the Facilities to Manager at a price greater than or equal to 95% of the Facility's appraised value before such Facilities may be offered for sale to any third party purchaser. The General Partners believe that this right of first offer to purchase the Facilities has limited the Fund's ability to market the Facilities without restriction. The Manager's waiver of this right of first offer is a condition to Seller's obligation to close the Sale.

         The General Partners believe Purchaser's willingness to negotiate with Manager regarding management of the Facilities was a factor that influenced Manager's decision to waive its right of first offer in respect of the Sale. The fact that Manager and Purchaser or its designee actually enter into a contract or contracts for the management of the Facilities, and the specific terms and conditions of any such contract or contracts, are not conditions to any party's obligation to close the Sale.

         In connection with the Sale, Manager and the Fund entered into a letter agreement dated February 9, 2005 pursuant to which Manager agreed to waive and release its right of first offer to purchase the Facilities in respect of the Sale. If Investors do not approve the Sale, or the closing of the Sale otherwise does not occur, Seller must provide written notice of the termination or expiration of the Purchase Agreement to Manager's parent, Genesis HealthCare Corporation ("Genesis"). During a period of 30 days following any such written notice, Genesis may purchase the Facilities pursuant to a contract that is identical in all material respects to the Purchase Agreement. If Seller and Genesis do not enter into a binding contract for the sale of the Facilities before the expiration of such 30-day period, Seller will have a period of 120 days from the end of the 30-day period in which to enter into a replacement contract for the purchase and sale of the Facilities. If Seller is successful at executing a replacement contract within such 120-day period, then Manager's waiver of its right of first offer will apply with respect to such replacement contract. If Seller does not enter into a replacement contract, or any such replacement contract is terminated or expires without closing, Manager's waiver will be deemed null and void and it will continue to have a right of first offer with respect to the Facilities. Unless the Amendment is approved by Investors, any sale of the Facilities to Genesis or pursuant to a replacement contract would continue to require the consent of the holders of a majority of the issued and outstanding Units, which would be solicited pursuant to a separate solicitation statement.

         As of the date of this Solicitation Statement Purchaser or its designee and Manager (and its affiliates) have not entered into management agreements for the Facilities. However, it is anticipated that they will enter into such management agreements and that the management fee payable pursuant to such contracts will be in the range of approximately 4% of the gross revenues of each Facility plus certain performance incentives, which the General Partners believe is consistent with that which would be negotiated at arms' length between unrelated parties.

         If the Transaction is completed and the liquidating trust described below is created, the Administrative General Partner will administer the liquidating trust without profit.


                          DESCRIPTION OF THE FACILITIES

         Each of the Operating Partnerships owns a single Facility. The Manager, an affiliate of the Development General Partner, manages the Facilities pursuant to management agreements. Summary characteristics of the Facilities are described below.

o Caton Manor. Caton Manor is owned by Caton Manor Meridian Limited Partnership and located at 3330 Wilkins Avenue in Baltimore City, Maryland. Caton Manor is a 168-bed skilled nursing facility located on 0.92 acres, constructed in 1972, consisting of an "L" shaped four-story plus basement masonry structure containing a total of 48,660 square feet. All 168 beds are comprehensive care beds and are all Medicare-certified. All rooms are semi-private.

o College View. College View is owned by Frederick Meridian Limited Partnership and located at 700 Toll House Avenue in Frederick, Maryland. College View is a 137-bed skilled nursing facility located on 1.13 acres, originally constructed in 1966, consisting of a two-story plus partial basement masonry structure, the second floor was added in 1968, containing a total of 52,661 square feet. All 137 beds are comprehensive care beds and all are Medicare-certified.

o Hamilton Center. Hamilton Center is owned by Hamilton Meridian Limited Partnership and located at 6040 Harford Road in Baltimore City, Maryland. Hamilton Center is a 104-bed skilled nursing facility located on 1.06 acres, constructed in 1972, consisting of a "T" shaped two-story plus partial basement masonry structure containing 22,082 square feet. All 104 beds are comprehensive care beds and all are Medicare-certified. The facility contains two private rooms, 15 semi-private rooms, 4 three-person rooms and 15 four-person rooms.

o Mooresville Center. Mooresville Center is owned by Mooresville Meridian Limited Partnership and located at 550 Glenwood Road in Mooresville, North Carolina. Mooresville Center is a 160-bed skilled nursing facility located on 11.38 acres, originally constructed with 100 beds in 1988 with a 60-bed addition completed in 1992 consisting of a one-story slab on grade building containing a total of 47,657 square feet. Mooresville Center contains 130 beds for skilled care and intermediate care residents, all of which are Medicare-certified. The facility also contains 30 beds in the Home for the Aged wing. There are 8 private rooms and 76 semi-private rooms.

o Randallstown Center. Randallstown Center is owned by Randallstown Meridian Limited Partnership and located at 9109 Liberty Road in Randallstown, Maryland. Randallstown Center is a 215-bed skilled nursing facility located on 2.83 acres, constructed in 1971 consisting of a rectangular-shaped two-story plus partial basement masonry structure containing a total of 72,780 square feet. All 215 beds are comprehensive care beds and all are Medicare-certified; however, on December 29,

   2004, Randallstown Center requested the temporary de-licensure of 45 comprehensive care beds for a period of up to 12 months. The facility contains 23 private rooms and 96 semi-private rooms.

o Salisbury Center. Salisbury Center is owned by Spencer Meridian Limited Partnership and located at 710 Julian Road in Salisbury, North Carolina. Salisbury Center is a 180-bed skilled nursing facility located on 6.02 acres, originally constructed with 120 beds in 1988 with a 60-bed addition completed in 1991 consisting of a one-story slab on grade building containing a total of 50,500 square feet. Salisbury Center contains 160 beds for skilled care and intermediate care residents, all of which are Medicare-certified. The facility also contains 20 beds in the Home for the Aged wing. There are 16 private rooms and 82 semi-private rooms.

o The Woodlands. The Woodlands is owned by Plainfield Meridian Limited Partnership and located at 1400 Woodland Avenue in Plainfield, New Jersey. The Woodlands is a 140-bed skilled nursing facility located on 6.52 acres, constructed in 1989 consisting of a two-story slab on grade building containing a total of 54,000 square feet. The Woodlands contains 120 comprehensive care beds, all of which are Medicare-certified, and 20 residential care beds. There are 12 private rooms, 46 semi-private rooms, and 9 four-bed rooms.


                                    THE SALE

         The terms of the Fund's limited partnership agreement require the General Partners to conduct the affairs of the Fund in the best interests of the Fund and its Investors, including the ownership and use of all Fund assets for the benefit of the Fund. The exercise of such fiduciary duties obligates the General Partners to evaluate, from time to time, whether or not, in the reasonable judgment of the General Partners, it would be in the best interests of the Fund and its Investors to effectuate a sale or refinancing of all or a portion of the Fund Property.

         To satisfy their obligations under the Fund's limited partnership agreement and the investment objectives established at the formation of the Fund, the General Partners have regularly evaluated different strategies involving the sale of some or all of the Fund Property with a view towards maximizing the value of the Units of the Fund. Specifically, the General Partners have evaluated the options of continuing to own the Facilities, selling one or more of the Facilities on an individual basis, or selling all of the Facilities as a portfolio. As discussed below, the General Partners determined that several factors, including, but not limited to, uncertainty relating to future Medicare and Medicaid reimbursement rates, the advanced age of the Facilities, capital improvements likely to be needed, and potentially attractive sales prices for the Fund Property, weighed against continuing to own the Facilities and in favor of a sale at this time. In addition, the General Partners determined that the sale of the seven Facilities, as a portfolio, would allow the Fund to command a fair sale price for the Facilities, which would, therefore, produce a fair return to Investors.

         Reasons for the Sale

                  Uncertainty Related to Medicare and Medicaid Reimbursement

         A material portion of the Fund's revenues (84% in fiscal 2004) is derived from Medicare and Medicaid reimbursements. These programs are highly regulated by federal, state and local laws, rules and regulations, and subject to frequent and substantial change. Pursuant to federal legislation, since 1998 the majority of skilled nursing facilities in the United States have been compensated under a Medicare prospective payment system on a per diem prospective case-mix adjusted basis for all covered services provided to Medicare beneficiaries. Medicaid, a state administered program that utilizes state and federal matching funds, also provides reimbursement for residents who qualify. Although Medicaid programs vary from state to state, traditionally they have provided for payments up to established limits, at rates determined in accordance with each state's regulations. Approximately 59.7% of the revenues that the Facilities received for fiscal year 2004 related to Medicaid programs.

         The healthcare industry is experiencing a strong trend toward cost containment, as federal and state governments seek to impose lower reimbursement and resource utilization group rates, limit the scope of covered services and negotiate reduced payment schedules with providers. These cost containment measures generally have resulted in a reduced rate of growth in the reimbursement for the services provided at the Facilities relative to the increase in the costs to provide such services. In addition, the federal government did not extend for fiscal year 2005 temporary funding increases for state Medicaid programs and federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of skilled nursing facilities or other providers.

         The Centers for Medicare and Medicaid Services ("CMS") has commissioned a study of the skilled nursing payment system in an effort to explore both short-term and long-term refinements and solutions to its case-mix methodology. The Fund believes that a report of the findings of the study is in final CMS review and that its recommendations will be considered as part of the proposed fiscal year 2006 rules, effective October 1, 2005. Although the Fund is unable to predict with certainty the extent of the impact of the anticipated refinement to the resource utilization group classification system on the Fund's operating results, the General Partners believe it is likely to result in a significant reduction in its revenues and profitability, which could adversely affect the Fund's ability to increase or maintain the level of distributions to Investors.

         CMS also released a proposed rule in February 2003 that, if implemented, would limit Medicare reimbursement to certain providers, including skilled nursing facilities, for bad debt arising from unpaid beneficiary deductibles and coinsurance amounts. In the proposed rule, CMS indicated that reimbursement rates would be reduced by 10% each year for three years until reimbursement rates to skilled nursing facilities for bad debt equal 70% of reimbursement rates during federal fiscal year 2003. CMS has not issued a final rule on this issue, and the General Partners cannot predict whether CMS will implement these proposed policies or when the final rule may be issued. However, extensive cuts in Medicare payments for bad debt could have a material adverse affect on the Fund's financial condition and results of operations, which could adversely affect its ability to increase or maintain the level of distributions to Investors.

         The federal Medicaid statute specifies a variety of requirements that a state Medicaid plan must meet, including requirements relating to eligibility, coverage of services, payment and administration. For patients eligible for Medicaid, the Facilities bill the individual state Medicaid program or, in certain circumstances, the state designated managed care or other similar organizations. The reimbursement rates for pharmacy services under Medicaid are determined on a state-by-state basis subject to review by CMS and applicable federal law. Federal regulations and the regulations of certain states establish "upper limits" for reimbursement for certain prescription drugs under Medicaid.

         The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "MMA"), signed into law by the President on December 8, 2003, may have an adverse impact on skilled nursing facilities. The MMA constitutes a significant overhaul of the Medicare system, including provisions to provide subsidies to insurers and managed care organizations and establishes mechanisms to allow private healthcare coverage plans to compete with Medicare initially on a pilot basis.

         Effective January 1, 2006, under the MMA, Medicaid coverage of prescription drugs for Medicare beneficiaries who are also eligible for Medicaid ("dual eligible(s)") will be shifted to the Medicare program. This change could affect a significant percentage of dual eligible residents in the Facilities. As a result of shifting prescription drug coverage from Medicaid to Medicare through such private plans, the MMA could affect the ability of long-term care pharmacies to provide pharmacy service to the Facilities' residents. Currently, a contractor provides long term pharmacy services required by federal law for residents of the Facilities and is reimbursed primarily through the Medicaid program. The final regulations under the MMA specifically require the new prescription drug plans and Medicare Advantage Plans that offer prescription drug coverage to provide convenient access to long term care pharmacies and to offer standard contracts to all long-term care pharmacies within the plans' service areas that meet performance standards to be specified by CMS. However, we do not yet know whether payment rates for the prescription drugs provided by these plans will be sufficient to cover the costs of the pharmacy needs of the Facilities' residents. Thus, there is a risk that the implementation of the MMA may disrupt pharmacy services to the Facilities. Any such change or reduction in long term care pharmacy services could create additional cost for the Fund, reduce the Fund's ability to meet quality standards and disrupt service delivery to the Facilities' residents.

         Additionally, the MMA covers most prescription drugs, insulin and certain insulin supplies, and approved vaccines. However, certain drugs are excluded from coverage under the new Medicare benefit in Part D, including several drugs that are commonly prescribed for skilled nursing facility and other long term care residents. As a result, there is a risk that if these prescription drug costs are not reimbursed under Medicaid or through Medicare, the Fund will be required to bear the cost of these drugs in order to provide services to residents.

         Any future changes in Medicaid reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect the Facilities. The annual increase in the federal share could vary from state to state based on a variety of factors, which, if ultimately signed into law, could further impact the Facilities. Additionally, effective January 1, 2006, as a result of the MMA, the Medicaid program will cease covering outpatient prescription drugs for beneficiaries who are eligible for both Medicare and Medicaid.

         Accordingly, the Fund cannot be assured that federal reimbursement will remain at levels comparable to present levels and that such reimbursement will be sufficient to increase or maintain the level of distributions to Investors. The Fund also cannot be assured that there will be any future legislation to increase payment rates for skilled nursing facilities. The Bush Administration's current fiscal year 2006 budget proposes a $1.5 billion cut in Medicare financing for fiscal year 2006. It also proposes a substantial decrease in funds for Medicaid. If payment rates for skilled nursing facilities are not increased in the future, we may have difficulty increasing or maintaining the level of distributions to Investors.

         The General Partners also believe that these anticipated regulatory refinements are decreasing current market valuations for skilled nursing facilities. As a result of the considerable uncertainty regarding Medicare and Medicaid reimbursement rates the General Partners believe that a sale at this time is in the best interests of the Fund and its Investors because it will allow the Fund to command a higher sale price for the Fund Property than it may be able to command in the future.

                  Facility Lifespan

         The average age of the Facilities is 27 years. The Fund has owned the Facilities for seventeen years. This hold period is longer than that originally expected when the Fund was formed in 1988. As older properties, the operating results for the Facilities in recent years have begun to be adversely affected by the cost of capital expenditures required to maintain the condition of the Facilities. Over the next two years the General Partners estimate a minimum of three to four million dollars will be needed for repairs or improvements for items such as sprinkler systems, roofs, parking lots, windows, generators, elevators and other mechanical equipment. Substantial additional capital expenditures may be required to enable the Facilities to effectively compete with other skilled nursing facilities in the market, especially newer facilities. In addition, capital expenditure requirements as a percentage of revenues are likely to rise in future years as the Facilities continue to age and such capital expenditure requirements are expected to adversely impact the Fund's ability to increase or maintain the level of distributions to Investors.

         Accordingly, the General Partners believe that a sale of the Fund Property at this time is in the best interests of the Fund and its Investors because it is consistent with the goal of maximizing the value that may be returned to Investors by avoiding such capital expenditures.

                  Portfolio Sale

         The General Partners believed that a sale of the seven Facilities as a portfolio could attract a national buyer for the Fund Property, as opposed to a series of sales to individual operators. The General Partners believed that a national buyer would be more likely to pay a higher purchase price for the Facilities because it would have the ability to achieve economies of scale, lower marginal costs, and have the ability to spread any required capital expenditures across a broader portfolio of facilities. In addition, the General Partners believed that a national buyer would have greater assurance of obtaining financing. The General Partners based these determinations on their past experience as a buyer and seller of properties and a review of news reports, SEC filings and other information regarding recent mergers, acquisitions and bankruptcies in the skilled nursing and long term-care industries.

         Accordingly, the General Partners determined it was in the best interests of the Fund and its Investors to explore a sale of the seven Facilities, as a portfolio, believing such a sale could produce fair sales price, which is consistent with the goal of maximizing the value that may be returned to Investors.

         Negotiations Regarding the Facilities

         Representatives of the Development General Partner believe Formation Capital is a substantial investor, owner and manager of long-term healthcare and skilled nursing facilities in the United States and has been actively acquiring interests in skilled nursing facilities in recent years. As a result of operating in the long-term healthcare and skilled nursing facility market, representatives of the Development General Partner have had occasion to meet and speak with representatives of Formation Capital. In addition, affiliates of the Development General Partner manage facilities for Formation Capital pursuant to management agreements. Consistent with their interactions with many other owners and managers of and investors in skilled nursing facilities, such conversations have included general, non-specific discussions regarding the properties owned by each party. As a result of the Development General Partner's knowledge of and general discussions with representatives of Formation Capital, the General Partners identified Formation Capital as a potential purchaser of the Facilities. During the first quarter of 2004, in a general, non-binding expression of interest, representatives of Formation Capital indicated to representatives of the Development General Partner that it might be interested in acquiring the Facilities.

         Based on the factors considered by the General Partners, including the uncertainty related to Medicare and Medicaid reimbursement, Facility lifespan, and desirability of the sale of the Facilities as a portfolio, along with the expression of interest from representatives of Formation Capital, representatives of the Administrative General Partner sought the advice of Mr. Darren Cortese, an independent real estate consultant and principal of Healthcare Acquisition Network, which is located in Baltimore, Maryland, at a meeting on March 19, 2004. Mr. Cortese has over 15 years of experience in the long-term healthcare industry. During his career, Mr. Cortese has been involved in mergers, acquisitions and divestitures of more than 140 skilled nursing facilities. The Administrative General Partner selected Mr. Cortese because he was a local long-term healthcare consultant who the Administrative General Partner has known since 2000. Nationwide Health Properties, Inc. originally introduced Mr. Cortese to the Administrative General Partner. The Administrative General Partner did not pay Mr. Cortese any fees or compensation in connection with this evaluation. Over the last several years, Mr. Cortese has assisted the Administrative General Partner in evaluating the operating performance of the Facilities and has provided an overview of sales and market conditions within the long-term healthcare industry. The Fund has paid Mr. Cortese and Healthcare Acquisition Network approximately $3,782 for consulting services since 2002.

         During the meeting with Mr. Cortese, representatives of the Administrative General Partner reviewed information regarding the Facilities and the Fund's financial results through fiscal 2003. The representatives of the Administrative General Partner advised Mr. Cortese that they were interested in exploring possible sale opportunities for the Facilities and wanted to estimate the market value of the Facilities. The representatives of the Administrative General Partner did not expressly impose any limits with respect to the scope of Mr. Cortese's investigation. However, the representatives of the Administrative General Partner did request that Mr. Cortese provide his valuation during the meeting and based upon the information known to Mr. Cortese or presented during the meeting. As a result, Mr. Cortese considered a variety of factors including the information provided by the Administrative General Partner regarding the
Facilities, the 2003 operating data and his knowledge of the skilled nursing facility market in the Mid Atlantic Region of the United States in reaching a valuation based upon the totality of the information available to him. Among other factors, Mr. Cortese gave particular emphasis to the age and location of the Facilities, specifically including his knowledge of market conditions for skilled nursing facilities, and access to capital for acquisitions thereof, in Maryland, North Carolina and New Jersey, as well as the number of patient beds and occupancy rates in each of the Facilities. Mr. Cortese also considered the level of deferred capital expenditures with respect to the Facilities, particularly as compared to similarly situated facilities. Mr. Cortese primarily considered valuation as a multiple of the Fund's 2003 net operating income and, secondarily, as a price per patient bed. Mr. Cortese estimated that a sale of the Facilities for $45,000,000 would represent a multiple in the range of approximately 6.8 times the Fund's 2003 operating cash flow of approximately $6,600,000 and a price of approximately $40,760 per patient bed, based upon the Facilities' 1104 patient beds. This valuation compared favorably to recent sales prices of other skilled nursing facilities in the region, which, in Mr. Cortese's opinion, had generally reflected multiples to operating cash flow of approximately 6.5 and prices per patient bed in Maryland and North Carolina in the range of approximately $40,000 or less. Accordingly, Mr. Cortese estimated that the Facilities, as a portfolio, had a value in the range of $45,000,000. Furthermore, Mr. Cortese indicated that market conditions suggested that a purchaser would allow the Fund to retain a portion of its working capital. He advised that the market would allow the Fund to retain working capital in excess of a ratio of current assets to current liabilities equal to 1.2 to 1. Mr. Cortese also advised that Formation Capital had recently been very active in acquiring skilled nursing facilities and had a good track record with respect to closing such acquisitions.

         To minimize the Fund's expenses, the Administrative General Partner did not request Mr. Cortese to provide any form of written report, opinion or appraisal at or following the meeting.

         On June 25, 2004 the Fund received a written offer from Formation Capital to purchase the Facilities for $45,000,000. In response to this offer, over the next several months the Fund provided certain historical financial and operating data to Formation Capital including the Fund's balance sheet and 2004 operating budget, monthly operating statements and occupancy history for the Facilities in 2001 - 2003 and 2004 to date, tax bills for 2001 - 2003, insurance certificates, insurance loss history for 2001 - 2004, material vendor and service contracts of the Operating Partnerships, Medicare/Medicaid rate letters, state and federal clinical survey documents for 2002, 2003 and 2004 to date, a list of capital expenditures and improvements completed over the previous three years, and a preliminary 2005 budget primarily based upon historical experience and trends. The 2004 projections provided to Formation Capital were prepared in November 2004, contained the ten months ended October annualized, and were materially consistent with the Fund's actual results of operations. The 2004 projections provided to Formation Capital showed total net revenues of approximately $64,678,000, total expenses of approximately $61,898,000 and net earnings of approximately $2,781,000, while the Fund's actual results for 2004 were total net revenues of approximately $65,706,000, total expenses of approximately $62,287,000 and net earnings of approximately $3,419,000. The difference between projected and actual total net revenues was primarily the result of approximately $727,000 in non-recurring, prior years (that is, pre-2004) Medicare and Medicaid cost report settlements, which, consistent with past practice, are not budgeted, but are recognized as revenue when cost report settlements are finalized. The difference between projected and actual total expenses was primarily the result of the inclusion of certain Fund general and administrative expenses in the Fund's audited financial statements that are not projected or budgeted at the operating level. A summary of the preliminary budget for 2005 showed total net revenues of approximately $67,890,000, total expenses of approximately $65,065,000 and net earnings of approximately $2,825,000. Other than the information contained in the 2004 projections and preliminary budget for 2005, the Fund did not provide any forecasts or any other form of projections to Formation Capital.

         On July 21, 2004 the Fund made a counter offer, offering to sell the Facilities for $50,000,000 plus a payment equal to the Fund's net working capital in excess of a ratio of current assets to current liabilities equal to
1.2 to 1. On August 31, 2004 the Fund received a second offer from Formation Capital, offering to purchase the Facilities for $48,000,000 plus a payment equal to the Fund's net working capital in excess of $4,000,000.

         In September 2004 Mr. Todd Robinson, an individual and an Investor in the Fund, advised the Fund that he was interested in acquiring general and limited partner interests in the Fund. On September 9, 2004 the Fund and Mr. Robinson entered into a confidentiality agreement and the Fund provided certain historical financial and operating data to Mr. Robinson. On October 27, 2004 the Fund received a preliminary term sheet and proposed discussion points from Mr. Robinson outlining a non-binding proposal pursuant to which Mr. Robinson indicated an interest in purchasing all of the outstanding general and limited partner interests in the Fund and the Operating Partnerships for cash. This term sheet set forth a proposed purchase price of up to $21.50 per Unit based on the Fund's 2003 audited balance sheet, subject to adjustment to account for any changes in the balance sheet as of the closing date. Although this proposed term sheet did not present a proposed aggregate offering price, based on 1,540,040 Units outstanding, the suggested aggregate offering price was $33,110,860. Under the terms of the proposal, Mr. Robinson would have held back a portion of the purchase price equal to approximately $2.00 per Unit, subject to release to Investors following the expiration of certain Medicaid and Medicare audit periods with no unfavorable adjustments or paybacks. The transaction proposed in the term sheet was subject to a number of significant conditions, including the following: Mr. Robinson's satisfactory due diligence review, including satisfactory title, engineering and environmental reports; that the Fund guarantee at least 90% of its accounts receivable as of December 31, 2003 and as of the closing date would be collectable by Mr. Robinson; and, that all agreements with Manager would be terminable upon no more than 30 days notice and satisfactory transition of management of the Facilities to Mr. Robinson. The proposed term sheet was also conditioned upon Mr. Robinson's receipt of lender's consents to assume the existing indebtedness of the Fund for fees not to exceed 1.5% of the outstanding principal balance thereof.

         It has been the General Partners' experience in the purchase and sale of commercial real estate and real estate-owning entities that preliminary offers made by potential purchasers prior to the completion of due diligence are frequently intended to serve as a starting point for negotiations and often are not reflective of the final purchase price. In the General Partners' experience, potential purchasers frequently seek to negotiate a final purchase price that is lower than such initial offer following the completion of their due diligence review. Following conversations with Mr. Robinson, the General Partners were not confident that the ultimate price at which Mr. Robinson would be willing to acquire general and limited partner interests would be as high as the price outlined in his preliminary term sheet. Rather, the General Partners were concerned that Mr. Robinson's preliminary offer represented a relatively high price designed to draw the Fund into negotiations, but that Mr. Robinson would likely attempt to negotiate a lower final purchase price following his completion of due diligence. In addition, the General Partners were concerned about all of the substantial conditions to Mr. Robinson's offer. The General Partners were not aware of any similar acquisitions of skilled nursing facilities completed by Mr. Robinson nor were they confident that he had access to sufficient capital to complete the transaction as described in the preliminary term sheet. Finally, the General Partners advised Mr. Robinson that they did not own any material amount of limited partner interests and, therefore, any acquisition by Mr. Robinson of all of the limited partner interests would require a tender offer directly to the Investors of the Fund. The General Partners are not aware of any tender offer made by Mr. Robinson or any additional actions taken by Mr. Robinson to acquire limited partner interests. The General Partners believe that Mr. Robinson subsequently sold his Units to an affiliate of Formation Capital in a private sale for a purchase price equal to approximately $21.50 per Unit.

         On September 21, 2004 representatives of the Administrative General Partner met with representatives of LTC Acquisition LLC ("LTC") to determine whether LTC might have an interest in purchasing the Fund's Facilities. LTC is a private investment entity organized for healthcare real estate investments. Following this initial contact, LTC requested information regarding the Facilities and the financial results of the Fund, which the Fund provided. On October 22, 2004 the Fund received an offer from LTC to purchase the Facilities for $48,500,000 plus a payment equal to the Fund's net working capital.

         On October 26, 2004 the Fund received an unsolicited offer from Nexion Health, Inc. ("Nexion") to purchase the Facilities for $51,000,000. Nexion is a privately-owned skilled nursing facility operating company. The October 26 offer from Nexion did not discuss specific transaction terms nor did it discuss, in any respect, payment of any amount in respect of the Fund's net working capital. Following receipt of the Nexion offer, representatives of the Administrative General Partner had a conversation with representatives of Nexion regarding its offer.

         On November 12, 2004 the Fund received yet another offer from Formation Capital to purchase the Facilities for $50,000,000 plus a payment equal to the Fund's entire net working capital. This offer was not contingent upon Formation Capital obtaining financing. The General Partners determined that this offer was superior to both the Nexion and LTC offers due to the offered purchase price, likelihood of financing and scope of due diligence already conducted by Formation Capital compared to the lack of due diligence undertaken by Nexion. In addition, the

General Partners expected to be able to obtain a waiver by Manager of its right of first offer. As a result, on November 26, 2004 the Fund entered into a letter of intent with Purchaser.

         On December 20, 2004 the Fund received a second offer from Nexion to purchase the Facilities for a purchase price of $51,000,000 plus a payment equal to the Fund's net working capital. Notwithstanding the existence of the letter of intent with Purchaser, the General Partners evaluated the revised offer from Nexion. Upon evaluation of the new offer from Nexion and exercise of their reasonable business judgment, the General Partners determined that it was not in the best interests of the Fund or its Investors to terminate the letter of intent with Purchaser and enter into negotiations with Nexion. This judgment by the General Partners was based upon an evaluation of the differences in terms, including purchase price, between the two offers and the General Partners' assessment of the relative abilities of Purchaser and Nexion to finance and consummate the purchase of the Facilities.

         In exercise of their business judgment, the General Partners determined that a number of factors served to discount the difference between the purchase prices stated in the two competing offers. Specifically, the General Partners considered the fact that Purchaser had conducted an extensive and substantial due diligence review of the Fund, the Operating Partnerships and the Facilities. As a result, the General Partners believed that Purchaser's offer price was unlikely to be reduced. In contrast, Nexion had not yet undertaken any substantial due diligence review of the Fund, the Operating Partnerships or the Facilities. As described above, it has been the General Partners' experience that offers made prior to completion of substantial due diligence are frequently subject to reduction following the completion of such due diligence. The General Partners anticipated that Nexion was likely to reduce its offer following completion of its due diligence review. The General Partners were not aware of specific facts likely to cause Nexion to reduce its offer price, rather the General Partners determined that the fact that Purchaser had conducted extensive due diligence while Nexion had not was a factor that weighed in favor of discounting the relative difference between the two offers. The General Partners further discounted the difference between the purchase prices of the competing offers in consideration of the transaction expenses, including outside legal fees, incurred in connection with negotiations with Formation Capital and the substantial additional transaction expenses expected to be incurred in connection with any new negotiations with Nexion.

         The General Partners also considered the relative abilities of the two offerors to finance and close the purchase of the Facilities. In this regard, the General Partners considered Purchaser's known history of closing acquisitions of skilled nursing facilities relative to the unknown ability of Nexion to complete the acquisition. The General Partners also considered the relative abilities of the parties to secure financing and determined that Purchaser's financing was relatively certain compared to the relative uncertain ability of Nexion to secure financing. The General Partners did not make a determination that Nexion would be unable to secure financing. Rather, the General Partners determined that Formation Capital's size, history and proven access to capital together with the fact that Formation Capital was willing to place a $1,000,000 earnest money deposit in escrow were factors that weighed in favor of the certainty of its financing. In view of these considerations, and, specifically, the fact that the General Partners could not determine whether Nexion's ability to finance the acquisition of the Facilities was equal to Formation Capital's, the General Partners determined that the relative abilities of the parties to secure financing was a factor that weighed against abandoning the letter of intent in order to pursue negotiations with Nexion.

         The General Partners considered the fact that they expected that Manager would agree to waive its right of first offer to purchase the Facilities in connection with the sale to Purchaser. The General Partners understood that Manager had an interest in continuing to operate the Facilities. As a result, the General Partners could not be certain that Manager would not exercise its right of first offer to purchase the Facilities with respect to the Nexion offer or any other offer. The General Partners considered this a factor that weighed against termination of the letter of intent and pursuit of negotiations with Nexion. It was the General Partners' belief, given Nexion's business, that Nexion intended to operate the Facilities following the acquisition thereof, and that this was reflected in Nexion's offer. Accordingly, the General Partners did not disclose to Nexion that Purchaser had agreed to negotiate with Manager regarding the future management of the Facilities, or otherwise negotiate with Nexion regarding the future management of the Facilities.

         The General Partners also considered the fact that if the Fund terminated the letter of intent and entered into discussions with Nexion and delayed working towards a definitive agreement with Purchaser, there was some risk that Purchaser would withdraw from the transaction. Ultimately, in consideration of weight of the totality of the factors described above, the General Partners concluded that it was not in the best interests of the Investors to terminate the letter of intent with Purchaser, but that it was in the best interests of the Investors to proceed under the letter of intent towards the execution of a definitive agreement with Purchaser.

         During the fourth quarter of 2004 and the first quarter of 2005 representatives of the General Partners and representatives of Purchaser conducted numerous negotiations via telephone regarding the definitive purchase agreement and exchanged several proposed drafts of such agreement. During February 2005 representatives of the General Partners, including its legal advisors, presented the material terms and conditions of the Purchase Agreement and the contemplated Transaction to the General Partners, and other information including the 2003 and 2004 financial statements, Mr. Cortese's valuation, the expected future capital expenditures, information regarding the lifespan of the facilities, the substantial uncertainty regarding Medicare and Medicaid reimbursement and the proposed Transaction, all as described herein.

         The General Partners also took note of the December 2004 sale by Mariner Healthcare of its portfolio of nine Maryland skilled nursing facilities, which the General Partners considered to be comparable to a sale of the Facilities because it involved a recent sale of a portfolio of skilled nursing facilities located in the state of Maryland, where four of the Fund's seven Facilities are located. The purchase price for the Mariner Healthcare sale was approximately $107 million, which the General Partners estimated represents a multiple of approximately 6.6 times 2004 operating cash flow, which the General Partners considered to be evidence of the reasonableness of the Purchase Price.

         The General Partners discussed the information presented by its representatives and advisors, asked questions of those representatives and advisors and considered the terms of the Purchase Agreement and the fiduciary duties of the General Partners with respect to the proposed Transaction. The General Partners considered the fact that Manager had agreed to waive its right of first offer regarding the Facilities and that neither such waiver nor closing of the Sale was conditioned upon Purchaser and Manager entering into an agreement for the management of the Facilities after the closing of the Sale. Finally, the General Partners considered the fact that the terms and conditions of the Purchase Agreement allowed the Fund to receive payment for 100% of the Net Working Capital. The General Partners determined that these factors were favorable to the Fund and its Investors.

         After due consideration, the Board of Directors of the Administrative General Partner and the Board of Directors of the Development General Partner unanimously approved the Purchase Agreement and the related ancillary agreements, recommended that the Transaction be approved by Investors and directed that the Purchase Agreement and the Proposals be submitted to the Investors for approval. On February 11, 2005, Purchaser and Seller finalized and executed the Purchase Agreement. On February 16, 2005 the General Partners filed a Form 8-K with the SEC disclosing the execution of the Purchase Agreement.


               DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT

         Parties to the Purchase Agreement

         The Purchase Agreement has been entered into between Purchaser and each of the Operating Partnerships (collectively, the "Seller"). The summary contained in this Solicitation Statement is qualified in its entirety by reference to the Purchase Agreement, which is attached as Annex I hereto and is incorporated herein by reference, which Investors should read in its entirety.

         The Fund is a Delaware limited partnership with its principal executive office at 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202; Telephone Number (410) 727-4083. For a description of the Fund, see the Fund's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Fund's 10-K"), copies of which are being mailed to Investors together with this Solicitation Statement and are incorporated herein by reference. The Administrative General Partner of the Fund is Brown Healthcare, Inc., a Maryland corporation and the Development General Partner of the Fund is Meridian Healthcare Investments, Inc., a Maryland corporation. The General Partners have exclusive authority to conduct the business and affairs of the Fund in accordance with the Fund's limited partnership agreement and applicable law.

         Each of the Operating Partnerships is a Maryland limited partnership and subsidiary of the Fund with its with its principal executive office at 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202; Telephone Number
(410) 727-4083. The Fund owns a 98.99% limited partner interest and each of the Fund's General Partners owns a .505% general partner interest in each Operating Partnership.

         Purchaser is a Delaware limited liability company and an affiliate of Formation Capital. According to SEC filings made by Mr. Arnold Whitman, the Chief Executive Officer of Formation Capital, Formation Capital is a finance company focused on the healthcare industry, providing equity to the senior housing and long-term healthcare industry since it was founded in 1999. According to these filings with the SEC, Formation Capital currently manages assets in excess of $650 million in value and over the last three years, Formation Capital and its partners have acquired an ownership interest in 152 facilities in 20 states.

         Properties and Assets Being Transferred

         Pursuant to the Purchase Agreement, Seller has agreed to sell all of its rights in the real property on which the Facilities are located (the "Real Property") and all of its interests in or rights to use, if any, the equipment, furniture, furnishings, fixtures, inventory, vehicles, if any, patient records and reports, certain contracts, certain trade names, trademarks, software and other intangible property, all bank accounts, cash, cash equivalents, securities and accounts receivable (including third party settlements), prepaid accounts, workers' compensation receivables and dividends, real estate and insurance escrows, and tangible personal property owned and or/leased by Seller and located at the Facilities and/or used primarily in connection with the operation of the Facilities (with the exception of certain excluded assets as set forth in the Purchase Agreement) (the "Personal Property") to Purchaser. The Real Property and Personal Property represent all, or substantially all, of the assets of the Operating Partnerships.

         Purchase Price; Closing Costs

         The gross aggregate purchase price for the Facilities pursuant to the Purchase Agreement is an amount equal to approximately $50,000,000, plus the payment of the Net Working Capital (as defined below) (collectively the "Purchase Price"), which will be paid at the closing of the Sale (the "Closing"). The Net Working Capital will be calculated as follows:

         The Sum of:

o  Cash and cash equivalents transferred to Purchaser or its designee;

o Accounts receivable transferred to Purchaser or its designee, net of reserves for bad debt loss in accordance with Seller's historic methodology;

o  Deposits or escrows transferred to Purchaser or its designee;

o Prepaid expenses and other current assets transferred to Purchaser or its designee if any (e.g., prepaid insurance premiums); and

o Any funds expended after the signing of the Purchase Agreement for creation of a dialysis unit at the Facility owned by Randallstown Meridian Limited Partnership, not to exceed Two
   Hundred Thousand Dollars ($200,000).

   Less the following items:

o  Accounts payable transferred to Purchaser's designee;

o As of the Closing Date (as defined below), all employee pay and benefits, which are vested or accrued based on employment prior to the Closing, but unpaid as of the Closing, to the extent relating to employees of Manager and customarily charged as an expense of the Facilities under Seller's management agreements with Manager;

o Other accrued by unpaid expenses of liabilities assumed by Purchaser or Purchaser's designee;

o Prepaid revenues (to the extent not otherwise prorated under the Purchase Agreement).

         The Seller has agreed to pay fifty percent (50%) of any escrow or closing charges of the title company, other than abstracting costs and the premiums for the title policy, which shall be paid by Purchaser. Purchaser has agreed to pay all other costs related to title insurance, surveys and recording fees, due diligence reports, sales taxes and transfer taxes.

         Assumption of Liabilities and Obligations of the Seller

         At the Closing, Purchaser will cause its designee to assume all of Seller's obligations under certain contracts and leases as set forth in the Purchase Agreement and the obligation to pay to Seller the Net Working Capital, as set forth in the Purchase Agreement (the "Assumed Liabilities").

         At the Closing, subject to adjustment within sixty (60) days following the Closing, Seller will provide Purchaser's designee with an accounting of all funds, if any, belonging to patients at the Facilities which are held by Seller in a custodial capacity and an accounting of all advance payments received by it pertaining to patients at the Facilities. At the Closing, subject to adjustment within sixty (60) days following Closing, Seller will transfer any such funds to a bank account designated by Purchaser and Purchaser will acknowledge receipt of such funds and expressly assume all of Seller's financial and custodial obligations with respect thereto. It is the intent of the parties that as a result of Purchaser's assumption of such obligations, Seller will be relieved of all fiduciary and custodial obligations with respect to such funds and that Purchaser will assume all such obligations and be directly accountable to the patients with respect thereto. Purchaser and Purchaser's designee will indemnify and hold Seller harmless from all liabilities, claims, expenses and demands (including attorney's fees) arising in connection with such funds.

         Prorations

         Seller will receive a credit for any real and personal property taxes and assessments actually paid by Seller for the period from and after the Closing Date (as defined below). Purchaser will receive a credit for any accrued but unpaid real estate taxes and assessments applicable to any period before the Closing Date (as defined below), even if such taxes are not yet due and payable. Such prorations will be based on the tax year of the municipality in which the Real Property or Personal Property is located. Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges and prepaid service contracts, and all other costs and expenses related to ownership and operation of the Real Property and Personal Property shall be prorated at as of the Closing Date (as defined below). All revenues and income, including but not limited to patient rentals, as well as all Medicare and Medicaid reimbursements will be prorated as of the Closing Date (as below), to the extent not included in the calculation of Net

Working Capital, as set forth in the Purchase Agreement. All prorations are subject to readjustment sixty (60) days after Closing, after which time all prorations will be final.

         Seller will transfer to Purchaser, in connection with the Sale, upon the Closing, a prorated portion of rents, security deposits and other proratable items in accordance with the Purchase Agreement.

         Closing and Conditions to Closing

         The Purchase Agreement provides that the Closing will occur on the date which is the last day of the calendar month in which Fund receives the Requisite Consents, but not later than December 31, 2005 (provided that if such date of receipt of the Requisite Consents is less than 10 business days before the end of the calendar month, then the Closing shall be on the last day of the next calendar month), unless extended by mutual agreement by Seller and Purchaser (the "Closing Date").

         Under the Purchase Agreement, the Closing is subject to the satisfaction of certain conditions, including that: (i) the representations and warranties made by the parties in the Purchase Agreement and related documents are true and correct in all material respects at and as of the Closing, and each of the parties has performed and complied in all material respects with all covenants required by the Purchase Agreement and related documents to be performed and complied with by such party prior to the Closing; (ii) none of the Facilities has suffered substantial damage, destruction or loss that would, according to estimates of third party contractors or insurance adjusters, cost more than 5% of the Purchase Price to repair; (iii) Purchaser or its designee has obtained approval for the transfer of all licenses (or the issuance of new licenses in replacement thereof) to operate the Facilities; (iv) no injunction, judgment, order, decree, ruling or charge is in effect under applicable law that would prevent the Sale or cause the Sale to be rescinded after Closing, (v) title to the Real Property is marketable, free of liens, and encumbrances except those expressly allowed pursuant to the Purchase Agreement, (vi) Seller has obtained the Requisite Consents; and, (vii) the Manager has, contingent upon the Closing, waived any rights it might have with respect to purchase of the Real Property and Personal Property whether arising under management agreements with Seller or otherwise.

 Representations and Warranties; Covenants; Engineering and Environmental Audit

         The Purchase Agreement contains representations and warranties with respect to Seller and the Facilities which generally are customary in a transaction of this type including, without limitation, representations by Seller that, subject to the consent of the Investors, it has the authority to enter into the Purchase Agreement and that it has all necessary consents to consummate the Sale (subject to obtaining the Requisite Consents of the Investors as described herein) and that it has good and marketable title to the Real Property. The Seller also has covenanted, among other things, to grant to Purchaser access to the Real Property and all books, records and reports related to the Facilities (subject to protection of certain proprietary materials) during the period prior to the Closing and to allow Purchaser to conduct engineering audits and other inspections and investigations of the Real Property and Personal Property. Purchaser has agreed to indemnify Seller for all liabilities, costs, claims, losses and damages imposed upon

Seller in connection with such audits and the entry upon the Facilities by Purchaser's employees, agents and independent contractors.

         The Purchase Agreement may be terminated (a) upon the mutual written consent of Seller and Purchaser, (b) by either party if the conditions to its obligations are not satisfied, (c) by either party if it is not then in material breach of the Purchase Agreement and the other party is then in breach of the Purchase Agreement, and such breach remains uncured for more than ten (10) days after such party has received notice specifying in reasonable detail the nature of such breach from the party seeking to terminate the Purchase Agreement, (d) or by Purchaser upon timely notice following Seller's failure or refusal to cure objections to matters of title, survey or environmental reports as set forth in the Purchase Agreement. In the event of a default by Seller under the Purchase Agreement, the sole remedies of Purchaser shall be to pursue such remedies for breach of contract as may be available at law or in equity, subject to the limitations set forth in the Purchase Agreement. In the event of a default by Purchaser, Seller is released from its obligation to sell the respective Real Property and Personal Property and is entitled to retain the $1,000,000 earnest money deposit (the "Deposit") paid by Purchaser at the signing of the Purchase Agreement as liquidated damages.

         Regulatory Requirements

         To the best knowledge of the Fund, other than applicable requirements under the federal securities laws and the Delaware Revised Uniform Limited Partnership Act, there are no federal or state regulatory requirements which must be complied with, nor are there any governmental consents or approvals that must be obtained, in connection with the Transaction, other than requirements relating to (i) the Requisite Consents, (ii) the liquidation and dissolution of the Fund following consummation of the Sale, and (iii) any applicable federal, state, or local requirements to transfer or terminate the licenses and/or provider agreements to operate as a health care facility, certifications to participate in the Medicare and Medicaid programs, and zoning permits. The Fund intends to comply with all requisite regulatory requirements.

         Indemnification

         Subject to the limitations set forth in the Purchase Agreement, Seller will, jointly and severally, indemnify, exculpate and hold Purchaser and its partners, directors, officers, employees and agents (collectively, "Purchaser Indemnified Parties") harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Purchaser Indemnified Losses") which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any and all financial obligations of Seller with respect to the period prior to the Closing Date and relating to the Real Property, Personal Property, the Facilities or the operation thereof (except as expressly assumed by Purchaser); (ii) any accidents occurring at the Real Property or the Facilities prior to the Closing Date; and, (iii) any material breach or inaccuracy of any of the representations or warranties made by a Seller in or pursuant to the Purchase Agreement. The aggregate liability of Seller for Purchaser Indemnified Losses and any other obligations of Seller to survive Closing pursuant to the Purchase Agreement will not exceed an amount of Five Hundred Thousand dollars ($500,000) and Seller will only be liable for indemnification pursuant to the Purchase Agreement if the aggregate Purchaser Indemnified Losses and other obligations and liabilities exceed Fifty Thousand Dollars ($50,000). Seller's indemnification obligation will not apply to any physical damage to, or condition of, the Real Property or Personal Property. The Seller's indemnification obligations under the Purchase Agreement will terminate on the first anniversary of the Closing Date.

         Subject to the limitations set forth in the Purchase Agreement, Purchaser will indemnify, exculpate and hold Seller and their respective stockholders, partners, directors, officers, employees and agents (collectively, "Seller Indemnified Parties") harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Seller Indemnified Losses") which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any and all financial obligations relating to the Real Property, the Personal Property, the Facilities or the operation thereof arising or accruing after the Closing Date; (ii) any breach or inaccuracy of any of the representations or warranties made by a Purchaser in or pursuant to the Purchase Agreement, or (iii) any duties, obligations, liabilities, losses or other expenses (including attorney's fees and court costs) arising in any connection with the Facilities, the Real Property, the Personal Property, certain contracts, licenses to operate the Facilities and/or the residents, patients and other occupants of the Facilities during or with respect to the period from and after the Closing. The liability of Purchaser for Seller Indemnified Losses pursuant to the Purchase Agreement will not exceed an amount of Five Hundred Thousand dollars ($500,000) and Purchaser will only be liable for indemnification pursuant to the Purchase Agreement if the aggregate Purchaser Indemnified Losses exceed Fifty Thousand Dollars ($50,000). Seller's indemnification obligation will not apply to any physical damage to, or condition of, the Real Property or Personal Property.

         Ernest Money Deposit

         Under the terms of the Purchase Agreement, Purchaser has deposited $1,000,000 (the "Deposit") with Lawyer's Title Insurance Corporation as the escrow agent (the "Deposit Escrow Agent") pursuant to an escrow agreement. The Deposit Escrow Agent will hold the Deposit in an interest bearing account. If the closing of the Sale occurs the Deposit will be transferred to Seller and applied against the Purchase Price. If Purchaser defaults on its obligation to close the Sale and Seller is not otherwise in default under the Purchase Agreement, Seller may terminate the Purchase Agreement and will be entitled to receive the Deposit, plus any interest thereon, as liquidated damages.

         Escrow Agreement

         Pursuant to the terms of the Purchase Agreement, at the Closing Purchaser and Seller will enter into an escrow agreement (the "Escrow Agreement") with the Escrow Agent. At the Closing, Purchaser will deposit $500,000 of the Purchase Price (the "Escrow Funds") with the Escrow Agent. The Escrow Funds and any interest earned thereon will be held by the Escrow Agent to secure Seller's indemnification obligations pursuant to the Purchase Agreement. Assuming approval of Investors, immediately following the Closing, Seller will assign all of its rights and obligations under the Escrow Agreement (including the right to receive the Escrow

Funds, less the amount of any claims for Purchaser Indemnified Losses) to the Liquidating Trust (as defined below) and the Liquidating Trust (as defined below) will assume any obligations of Seller under the Escrow Agreement.

         Seller (or, assuming approval of Investors and assignment by Seller, the Liquidating Trust (as defined below)) will have the right to receive the Escrow Funds (less the amount of any pending claims for indemnification for Purchaser Indemnified Losses and claims for indemnification for Purchaser Indemnified Losses previously paid to Purchaser), if any, from the Escrow Agent within ten (10) business days after the first anniversary of the Closing Date, or, if later, upon the final resolution of any claims for indemnification for Purchaser Indemnified Losses pending as of the first anniversary of the Closing Date.

         Failure to Approve the Sale

         Because approval of each of the Sale and the Liquidation are contingent upon Investor approval of both of these Proposals, if the holders of a majority of the issued and outstanding Units do not approve the Sale, the Sale and Liquidation will not occur and the General Partners will continue to conduct the business and affairs of the Fund in accordance with the Fund's limited partnership agreement. In such event, you will not receive the distributions described in this Solicitation Statement.


                                 THE LIQUIDATION

         Assuming the approval of Investors, as soon as practicable after the Closing the General Partners will file a certificate of cancellation on behalf of the Fund under the Delaware Revised Uniform Limited Partnership Act and will proceed to liquidate, dissolve and wind-up the Fund and distribute its net assets to Investors in accordance with its limited partnership agreement and applicable law. Section 4.4 of the Fund's limited partnership agreement provides that net remaining cash proceeds will be distributed in proportion to the capital accounts of the General Partners and the Investors after the allocations for profits and loss from the Sale as provided in Sections 4.1A and B of the agreement have been made. Section 4.4C of the limited partnership agreement requires such distributions to be made by the end of the taxable year of liquidation of the Fund or, within 90 days of the date of liquidation, whichever is later. If the Fund is liquidated Investors will receive liquidating distributions from the Fund, and thereafter will not have any continuing interest in the Fund.

         Substantially all of the Fund's assets are comprised of the limited partner interests in each of the Operating Partnerships owned by the Fund. The fund has substantially no business or operations other than its ownership of the limited partner interests. The Fund has no subsidiaries other than the Operating Partnerships. The financial statements of the Fund and the Operating Partnerships are prepared on a consolidated basis.

         Assuming the approval of Investors, following the Sale, the Fund will cause each of the Operating Partnerships to liquidate and distribute its net assets, which will be substantially comprised of the net cash proceeds of the Sale, to the Fund. The Fund will then liquidate and distribute its net assets to Investors. Accordingly, the General Partners do not expect that any material amount other than the net cash proceeds of the Sale will be available for distribution to Investors upon the Liquidation.

         Net Assets Available for Distribution

         Based on the working capital of the Fund at December 31, 2004, the General Partners presently estimate that the net cash proceeds to the Fund from the Sale will be approximately $31,000,000 to $32,300,000, which means that approximately $20.00 to $21.00 per Unit prior to any reduction due to state or local tax withholding would be available for distribution to Investors. This amount is net of the Escrow Funds and the reserve described below. The final net cash proceeds of the Sale could vary, among other reasons, to the extent the final Net Working Capital is different from the working capital at December 31, 2004.

         An additional amount, which the General Partners presently estimate to be in the range of $0.00 to $0.32 per Unit in the aggregate, could be available for distribution to Investors from time to time through the liquidating trust described below depending upon the amount of any claims for indemnification deducted from the Escrow Funds and the amount of the final expenses of the Fund and any expenses payable to the Escrow Agent or in connection with the administration of the liquidating trust.

         The estimated $20.00 to $21.00 per Unit expected to be available for distribution to Investors does not reflect any additional quarterly distributions to Investors after the date of this Solicitation Statement. Consistent with past practice, the Fund may make an additional operating distribution to Investors in late August of approximately $0.375 per Unit from revenues generated by second quarter operations. The General Partners expect that any such distribution would be made prior to the Liquidation, but to the extent not distributed prior to the Liquidation any distributable but not distributed funds could increase the Net Working Capital and would be distributed to Investors as part of the Liquidation.

         To date, based on the first admission date, the Fund has distributed approximately $34.45 per Unit from operations, cash reserves and refinancing proceeds. Consequently, the General Partners believe that, from inception of the investment to the Closing, an Investor who originally invested $25.00 per Unit should receive total cash distributions of approximately $54.45 to $55.45 per Unit.

         The General Partners believe the foregoing estimates are reasonable based on past experience and the information currently available to them, there can, however, be no assurances that the amounts described herein will be the actual amounts distributed to Investors because reserves have not yet been established and the amount of any claims for indemnification and the expenses of consummating the Transaction are not final. The General Partners have committed to resolicit the consent of Investors in the event that distributions to Investors will be less than $18.00 per Unit.

         Reserve

         The Fund will reserve and assign to the liquidating trust described below a portion of the gross proceeds of the Sale for the purpose of satisfying any Fund obligations and liabilities relating to the business of the Fund and ownership, management, operation and maintenance of the Facilities prior to the Closing and the Liquidation. The actual amount of such reserve will be determined by the General Partners at or after the Closing. To the extent any portion of the reserve is not, in the opinion of the Administrative General Partner pursuant to the terms and conditions of the liquidating trust described below, necessary to satisfy any obligations and liabilities of the Fund, it may be distributed to Investors by the liquidating trust.

         Establishment of the Liquidating Trust

         Prior to the Liquidation, the Fund will establish a liquidating trust, which will be a statutory business trust organized under the laws of Delaware (the "Liquidating Trust"), to hold the reserve and several contingent assets of the Fund including the right to receive any remaining Escrow Funds following the termination of the escrow. The Liquidating Trust also will assume the Fund's obligations and will be responsible for the following, which may be satisfied from the reserve described above:

o any outstanding obligations and liabilities relating to the business of the Fund and ownership, management, operation and maintenance of the Facilities prior to the Closing and the Liquidation;

o  any other obligations of the Fund under the Purchase Agreement.

         Promptly after the establishment of the Liquidating Trust, the Fund will assign to the Liquidating Trust all of the Fund's interest in the contingent assets described below and all of the Fund's rights, duties and obligations under the Escrow Agreement and the Purchase Agreement. Immediately prior to the Liquidation, the Fund will distribute to Investors, effective upon the Liquidation and on a pro rata basis based upon each Investor's ownership of Units as of the time of such distribution, all of the beneficial interests in the Liquidating Trust.

         The Liquidating Trust will not engage in any ongoing trade or business and its activities will be specifically limited to conserving and protecting any assets transferred to it and paying or distributing such assets, including holding such assets for the benefit of the holders of beneficial interests in the Liquidating Trust, enforcing the rights of the beneficiaries to such assets, satisfying any obligations under the Purchase Agreement and Escrow Agreement, pursuing any claims and demands that have been transferred to it by the Fund, making liquidating distributions to the holders of beneficial interests in the Liquidating Trust and taking such other actions as may be necessary to conserve and protect the Liquidating Trust corpus and provide for the orderly liquidation thereof. The Administrative General Partner will administer the Liquidating Trust without profit together with a trustee who is licensed to act as a trustee under Delaware law. Beneficial interests in the Liquidating Trust will not be certificated but will be maintained in book-entry format by the Liquidating Trust. Beneficial interests in the Liquidating Trust will not have voting or dividend rights and will not bear a stated rate of interest. In addition, the beneficial interests in the Liquidating Trust will not be transferable, except by will, intestate succession or by operation of law.

         Contingent Assets

         The contingent assets of the Fund to be transferred to the Liquidating Trust include the rights to:

o all claims or demands of any nature which have been or may be asserted by or on behalf of the Fund or Seller and which arise out of events occurring prior to the Closing with respect to Seller; and

o receive the Escrow Funds (less the amount of any pending claims for indemnification and claims for indemnification previously paid to Purchaser or its affiliates), if any, from the Escrow Agent within ten (10) business days after the first anniversary of the Closing Date, or, if later, upon the final resolution of any claims for indemnification for pending as of the first anniversary of the Closing Date.

         The Administrative General Partner, as the administrator of the Liquidating Trust, will evaluate any claims that are assigned to the Liquidating Trust and determine if it would be in the best interests of the Investors, as the beneficiaries of the Liquidating Trust, to pursue such claims.

         Distributions by the Liquidating Trust

         Pursuant to the terms and conditions of the Liquidating Trust, the Administrative General Partner, as the administrator of the Liquidating Trust, may only permit the Liquidating Trust to use its funds for the obligations for which it is established. The Administrative General Partner does not intend to cause the Liquidating Trust to make any distribution until all of the Liquidating Trust's obligations are satisfied; provided, however, that interim distributions of cash may be made so long as such distributions may be made without detriment to the conservation and protection of the Liquidating Trust corpus. As soon as the Liquidating Trust has satisfied the obligations for which it is created, which is expected to occur approximately twelve months after the completion of the Transaction, it will be liquidated and all of its remaining assets will be distributed to the holders of beneficial interests in the Liquidating Trust.

         Failure to Approve the Liquidation

         Because approval of each of the Sale and the Liquidation are contingent upon Investor approval of both of these Proposals, if the holders of a majority of the issued and outstanding Units do not approve the Liquidation, the Sale and Liquidation will not occur and the General Partners will continue to conduct the business and affairs of the Fund in accordance with the Fund's limited partnership agreement. In such event, you will not receive the distributions described in this Solicitation Statement.


                                  THE AMENDMENT

         The Agreement of Limited Partnership of the Fund dated as of December 8, 1987 (as amended, supplemented or otherwise modified from time to time, the "Partnership Agreement") requires that Investors holding more than 50% of the outstanding Units consent to any amendment thereof. Currently, Section 5.4 of the Partnership Agreement prohibits the General

Partners from selling all, or substantially all, of the Fund Property without the consent of the Investors.

         Assuming Investor approval, the General Partners intend to complete the Sale and proceed with the Liquidation. However, if the Sale were not consummated for any reason the General Partners believe the value that could be realized in a future sale of the Fund Property to an unaffiliated third party would be substantially increased if the requirement to obtain Investor consent to any such sale were eliminated.

         The General Partners believe that potential unaffiliated purchasers of assets owned by similarly situated partnerships of which the General Partners have been partners have declined to bid, discontinued negotiations, or discounted offer prices as a direct result of the potential delays, risks and uncertainties associated with soliciting the consent of limited partners to any proposed sale. In order to facilitate any future negotiation and sale of any Fund Property to unaffiliated third parties in the event, and solely to the extent, that Investors do not consent to the Sale or if the Sale is otherwise not consummated for any reason, the General Partners deem it advisable to amend the Partnership Agreement to allow them to sell the Fund Property to unaffiliated third parties without first obtaining Investor Consent.

         The amendment would allow the General Partners to sell the Fund Property only to a purchaser that is not an affiliate of the Fund or either General Partner in an arms length transaction and the General Partners would remain under a fiduciary obligation to act in the best interests of Investors in connection with any such sale.

         If consent of the Investors is obtained pursuant to this Solicitation Statement, the General Partners further reserve the right to amend the Partnership Agreement to the extent necessary to consummate the Sale, provided that substantially the same legal and economic effect to the Investors of the Sale is achieved.

         Failure to Approve the Amendment

         If Investors approve both the Sale and the Liquidation and the Closing occurs the Amendment will be moot. In such case, the General Partners will complete the Sale and Liquidation, resulting in the termination of the Partnership Agreement. If, however, the Sale is not approved by Investors or the Closing does not occur for any reason and Investors do not approve the Amendment, the General Partners may not sell the Fund Property in the future without the consent of the holders of a majority of Units, which the General Partners believe could limit the amount the Fund may be able to recognize in any future sale of the Fund Property.


                        GENERAL PARTNERS' RECOMMENDATION

         The Board of Directors of each of the Development General Partner and the Administrative General Partner have unanimously approved the Transaction, and directed that the Sale, Liquidation and Amendment be submitted to the Fund's Investors for consent with the recommendation that Investors consent to all aspects of the Proposals.

         After careful consideration, the General Partners have determined that the Sale, Liquidation and Amendment are fair to and in the best interest of the Fund and the Investors. The General Partners recommend that Investors vote to "Consent" to approval of the Proposals.

         In making the determination that the Sale, Liquidation and Amendment are fair to and in the best interests of the Investors, and the decision to approve the Purchase Agreement and to recommend to the Investors that they vote their Units in favor of adoption of the Proposals, the General Partners reviewed, among other things, the following information:

o Financial information such as the results of operations and financial statements of the Fund;

o Certain other information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Fund, specifically with respect to Medicare and Medicaid reimbursement, Facility lifespan and expected capital requirements;

o Conducted discussions with members of management of the Fund and the Operating Partnerships concerning the matters described above, and the terms and conditions of the Purchase Agreement;

o Considered the factors described above including the 2003 and 2004 financial statements, Mr. Cortese's valuation, the expected future capital expenditures, information regarding the lifespan of the facilities, the substantial uncertainty regarding Medicare and Medicaid reimbursement, all as described above, and other analyses that they deemed relevant, including review of certain comparable sales such as the December 2004 sale of Mariner Health Care's nine Maryland skilled nursing facilities, consisting of approximately 1400 beds, for approximately $107 million, which the General Partners estimate represents a multiple of approximately 6.6 times 2004 operating cash flow, and analysis of the historical secondary market transfer prices for the Units as disclosed herein;

o Reviewed other financial studies and analyses prepared by the staff of the General Partners and took into account other matters that they deemed necessary, including their assessment of general economic, market and monetary conditions and specific economic and market conditions affecting the domestic skilled nursing industry.

         The General Partners identified and considered a number of factors which weighed in favor of the approval of the Proposals and the adoption of the Purchase Agreement, including the following:

o The fact that the timing of the Sale is advantageous to Investors in light of the considerable uncertainty regarding the level of Medicare and Medicaid reimbursement in the future and the capital expenditures that may be required in the future to maintain the Facilities;

o The General Partners' belief that the aggregate gross purchase price for the Fund's Facilities of $50,000,000 plus a payment equal to all of the Fund's Net Working Capital, represents a favorable multiple of the Fund's net operating income and an attractive sales price for the Facilities;

o The Purchaser's reputation for completing acquisitions of skilled nursing facilities and the General Partners' belief that the financial condition of Purchaser is strong, including its access to financing to complete the Sale;

o The terms and conditions of the Purchase Agreement, specifically the amount of the Purchase Price and the fact that the Purchase Price includes the payment of all of the Fund's Net Working
   Capital;

o The fact that, although Purchaser and Manager are expected to enter into negotiations regarding a contract or contracts pursuant to which Manager would manage the Facilities for Purchaser or its designee following the Closing in exchange for management fees and a potential conflict of interest exists as a result of Manager's desire to continue managing the Facilities, \ any continued management of the Facilities by an affiliate or affiliates of the Development General Partner is not a condition to the Sale. Any management agreements will be the subject of arm's length negotiations between Purchaser and Manager and its affiliates. Following such negotiations, if Purchaser and Manager or any of its affiliates cannot agree on terms and conditions of management of the Facilities, the Sale will still occur and Purchaser will be free to enter into management agreements with another manager. In addition, Manager has waived its right of first offer with respect to the Sale and such waiver is not conditioned on the results of any negotiations with respect to future management of the Facilities;

o Information with respect to the financial condition, results of operations, business and prospects of the Fund, particularly in light of the current economic and regulatory environments;

o The fact that the Sale will not occur without the consent of Investors holding at least a majority of the Units;

o The fact that although there is no established trading market for the Units, the per Unit consideration as a result of the Transaction exceeds the prices that have been paid in the limited secondary market during the past two years, with the exception of one transaction at a price of $21.50 per Unit involving an affiliate of Formation Capital, as described on page 20 hereof; and

o The fact that the General Partners have committed to resolicit the consent of Investors in the event that distributions to Investors will be less than $18.00 per Unit, an amount which is equal to (1) approximately 90% of the expected per Unit consideration as a result of the Transaction, and (2) approximately 90% of the highest outstanding offer to purchase Units of which the General Partners are presently aware.

         The General Partners also considered the following potentially negative factors in their deliberations concerning the Sale:

o The fact that because Investors would receive only cash as a result of the Transaction, and not a continuing interest in the Fund, Investors would not have the opportunity to participate in any future growth prospects with respect to the Facilities; and

o It is not possible to quantify the effect of potential legislative, regulatory or governmental initiatives on the Facilities. Accordingly, there can be assurance that the impact of these changes or any future healthcare legislation will not positively affect the financial results or market value of the Facilities.

         After due consideration, the General Partners concluded that the benefits to the Investors of the Sale outweighed the potentially negative factors.

         In view of the variety of factors considered with their evaluation of the Sale and the Transaction, the General Partners did not quantify or otherwise assign relative weights to the various factors that it considered or determine that any factor was of particular importance in reaching its determination that the Sale is fair to and in the best interests of the Investors. Rather, the General Partners made their determination based on the totality of the information they considered.

         FOR THE FOREGOING REASONS, THE GENERAL PARTNERS HAVE DETERMINED THAT THE SALE, LIQUDATION AND AMENDMENT ARE IN THE BEST INTERESTS OF INVESTORS AND RECOMMEND THAT INVESTORS PLEASE SIGN AND RETURN THE ENCLOSED CONSENT FORM INDICATING CONSENT TO THE SALE, LIQUIDATION AND AMENDMENT.


                              ACCOUNTING TREATMENT

         The Sale will be accounted for as a sale of assets. The Fund estimates that the Sale of the Facilities will result in a taxable gain of approximately $15,000,000 to the Fund or approximately $10.00 per Unit.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is generally applicable to United States individuals and does not address all of the tax consequences that may be relevant to other classes of Investors, including corporations, foreign individuals and entities, and entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Tax Code"), including, but not limited to, regulated investment companies, financial institutions, life insurance companies, and tax-exempt organizations. INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE TRANSACTION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

     Material Federal Income Tax Considerations of the Sale and Liquidation

         The Sale will be a taxable transaction to the Investors. Each of the seven Operating Partnerships will recognize gain or loss on the Sale equal to the difference between the amount realized by such Operating Partnership on the Sale (generally, the cash received plus any liabilities of the Operating Partnership assumed by Purchaser) over its adjusted tax basis in the Facilities. Such gain or loss will be allocated to the Fund in the manner provided by the profit and loss allocation provisions of the Operating Partnership's partnership agreement and as required by Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. Gain on the Sale should generally be treated as capital gain or depreciation recapture income, unless the Facilities have been held primarily for sale to customers in the ordinary course of business (i.e., as "dealer" property). In addition, a portion of the gain on the Sale may be taxable as ordinary income to the extent the Investor's share of "unrealized receivables" is in excess of the Investor's share of the basis attributable to those assets. Any loss on the Sale should be deductible as an ordinary loss.

         Because the Facilities have been held for more than one year, any capital gain would generally be taxed to an individual Investor at a maximum rate of 15%. However, the Fund anticipates that most of such gain will be attributable to prior depreciation deductions that are not otherwise required to be taxed as ordinary depreciation recapture income and, thus, will be taxed at a maximum rate of 25%.

         The Fund's distributive share of each Operating Partnership's gain or loss on the Sale will be allocated to Investors in the manner provided by the profit and loss allocation provisions of the Partnership Agreement and as required by Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. Such gain or loss will correspondingly increase or decrease each Investor's tax basis in his interest in the Fund. Such basis will also be decreased by a constructive distribution of money equal to the reduction in the Investor's share of the liabilities (if any) of the Fund as a result of the Sale. Upon distribution of the proceeds of the Sale to the Investors, an Investor will recognize gain to the extent that the Investor's share of the proceeds (as determined under the Partnership Agreement) is greater than the Investor's tax basis in his interest in the Fund (as adjusted for the Investor's allocable share of gain or loss on the Sale). To the extent an Investor has any unused passive activity losses under Section 469 of the Code that are attributable to the Facilities (i.e., passive activity losses not previously deducted against passive activity or other taxable income of such Investor), such losses would be deductible in full as a result of the Sale if the Investor is deemed to have made a complete disposition of his interest in such passive activity. In addition, gain resulting from the Sale would be passive activity income for such an Investor, so that any unused passive activity losses would be available to offset such Investor's allocable share of such gain.

         Upon liquidation of the Operating Partnerships and the Fund, the Investor will recognize a gain to the extent that the basis of his interest in the Fund is less than the amounts distributed to him in liquidation (assuming such Investor is distributed only cash in such liquidation), and will recognize a loss to the extent the basis of his interest in the Fund exceeds the amounts distributed. Such gain or loss will be capital gain or loss, assuming the Investor held his interest as a capital asset. The applicable tax rate for such capital gain or loss will depend on the

Investor's holding period in his or her interest, but generally will be taxed at a maximum rate of 15% if the Investor held his or her interest in the Fund for more than one year.

         Any gain recognized by an Investor may also be subject to state and local income taxes. Because the Facilities are located in North Carolina, Maryland, and New Jersey, an Investor will be subject to income tax in those states on the Investor's allocable share of the net income and gain from the Sale of the Facilities. The Fund generally will be required to withhold and pay over to these states a portion of the proceeds of the Sale otherwise payable to certain non-resident Investors in order to satisfy state withholding obligations imposed on the Fund. In general, the non-resident withholding tax rates range from 4.85% (Maryland) to 9% (New Jersey rate for non-individual investors). The rate for North Carolina depends on the amount of income and ranges from 6% to 8.25%.

          Material Federal Income Tax Considerations of the Receipt of
                       Interests in the Liquidating Trust.

         The Fund has organized the Liquidating Trust in a manner that it believes will permit the Liquidating Trust to be classified as a "liquidating trust" under the Treasury Regulations and a grantor trust under the Tax Code. For federal income tax purposes, the transfer of assets by the Fund to the Liquidating Trust, followed by the issuance to the Investors of beneficial interests in the Liquidating Trust, will be treated as though the Fund had distributed the transferred assets (including the amount contributed to the Escrow) to the Investors on a pro rata basis and the Investors had then contributed such assets to the Liquidating Trust. The characterization of such deemed distribution will be determined in accordance with the rules described above in "Material Federal Income Tax Considerations of the Sale and Liquidation." An Investor will not recognize gain or loss on the deemed contribution of the assets to the Liquidating Trust.

         In general, an Investor will have an initial basis in the assets deemed distributed to him equal to the lesser of the Fund's basis, immediately prior to the distribution, in such assets deemed distributed to him or his basis in his Units immediately prior to the deemed distribution, increased to reflect any gain required to be recognized in connection with the deemed distribution. Upon the deemed contribution of the assets to the Liquidating Trust, the Liquidating Trust will have the same adjusted basis in its assets as the Investors had in those assets prior to the transfer to the Liquidating Trust.

         The Liquidating Trust generally will not be subject to tax. Instead, each Investor, as a beneficiary of the Liquidating Trust, will be required to report on his income tax return his pro rata share of the income, deductions and credits of the Liquidating Trust (including for purposes of the alternative minimum tax) regardless of whether the Liquidating Trust makes any distributions to the Investor. In addition, an Investor may be subject to state or local tax in jurisdictions where an Investor resides and in each state or local jurisdiction in which the Liquidating Trust has assets. Distributions by the Liquidating Trust to an Investor, whether made currently or in connection with the dissolution of the Liquidating Trust, will not be taxable to such Investor for federal income tax purposes.

         Any loss recognized by an Investor as a result of the Investor's beneficial interest in the Liquidating Trust will generally be treated as a capital loss. An individual may deduct capital losses not offset by capital gains against his ordinary income only up to a maximum annual amount of $3,000. Because the Liquidating Trust will not conduct any business, it does not appear that losses incurred as a result of the Investor's beneficial interest in the Liquidating Trust would be subject to limitation under the "passive loss" or "at risk" rules. However, each Investor should consult with his tax advisor regarding the application of the at risk and passive loss rules (including whether and to what extent the ownership of beneficial interests in the Liquidating Trust constitutes a passive activity) in light of his particular tax situation.

                             SELECTED FINANCIAL DATA

         Revenues and net earnings (loss) information for the Fund furnished below is for the years ended December 31:

                                                                   Years Ended December 31,
                                                    2004           2003           2002           2001           2000
                                           -------------- -------------- -------------- -------------- --------------
Statement of Earnings Data
Net revenue                                      $65,706        $63,849        $61,920        $59,933        $55,764
Net earnings                                       3,419          2,326          2,384          2,191          2,282

Net earnings per assignee Unit-basic             $  2.20        $  1.50        $  1.53        $  1.41        $  1.47

Operating Data
Payor mix (as a percent of revenue):
     Medicaid and Medicare                           84%            85%            84%            83%            80%
     Private                                         16%            15%            16%            17%            20%

Occupancy percentage                               85.5%          88.2%          89.9%          90.0%          86.2%

Patient Days Available                           403,000        403,000        403,000        406,000        430,000

Balance Sheet Data
Total assets                                     $44,474        $45,323        $45,839        $48,777        $49,398
Property and equipment, net of
     accumulated depreciation                     30,359         31,207         31,231         31,927         32,934
Debt, including loan payable to
     Development General Partner                  23,138         23,786         24,169         24,588         24,964
Partners' capital                                 16,536         15,450         15,311         16,233         17,348

Revenues and net earnings (loss) information for the Fund furnished below is for the interim period ended March 31, 2005:
                                                3 months ended
                                                March 31, 2005
Net revenue                                         $16,973
Net earnings                                            359
Net earnings per assignee Unit-basic                $   .23

Operating Data
Payor mix (as a percent of revenue):
     Medicaid and Medicare                              84%
     Private                                            16%
Occupancy percentage
                                                     87.40%
Patient Days Available
                                                     95,310

Balance Sheet Data
Total assets                                        $44,321
Property and equipment, net of
     accumulated depreciation                        30,057
Debt, including loan payable to
     Development General Partner                     23,027
Partners' capital                                    16,312

The above selected financial data should be read in conjunction with the Fund's financial statements and accompanying notes in the Fund's Form 10-K and the Fund's Form 10-Q incorporated by reference in this Solicitation Statement.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Outstanding Voting Securities; Record Date

         As of the Record Date, there were 1,540,040 Units outstanding, which represent all of the voting securities of the Fund. Each Unit is entitled to one vote. Only Investors of record as of the Record Date will be entitled to notice of and to execute and deliver a Consent Form.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of the Record Date, the beneficial ownership of Units of the Fund by persons or entities beneficially owning more than 5% of the Units, the individual directors and officers of the Administrative General Partner, the individual directors and officers of the Development General Partner and all of the directors and officers of each of the Administrative General Partner and the Development General Partner as a group.


                     Name                       Title of Class        Amount of Units     Percent of
                                                                     Beneficially Owned     Class

Brown Healthcare Holding Co., Inc.         Units of Limited                  40              .0026%
300 East Lombard Street                    Partnership Interests
Suite 1200
Baltimore, Maryland 21202

Meridian Healthcare Investments, Inc.      General Partner                  N/A              50%
515 Fairmount Avenue                       Interest
Towson, Maryland 21286

Brown Healthcare, Inc.                     General Partner                  N/A              50%
300 East Lombard Street                    Interest
Suite 1200
Baltimore, Maryland 21202

Directors and Officers of
Administrative General Partner as
a Group*

Directors and Officers of
Development General Partner as
a Group*


         * - Less than 1%

                         MARKET FOR UNITS; DISTRIBUTIONS

         There is no established public trading market for the Units. Some individuals and groups have made a business of acquiring illiquid partnership units on secondary markets or from investors by direct solicitation. To the best of the General Partners' knowledge between January 1, 2004 and March 31, 2005 Units have traded in the range of $10.00 to $21.50 per Unit. The General Partners believe there are presently offers outstanding to purchase Units that range from $16.50 to $20.00.

         The Fund declared quarterly cash distributions to Investors for 1999 through the first quarter of 2005 as set forth in the following table:

Quarter           2005          2004           2003          2002           2001           2000          1999
1st             0.3750        0.3750         0.3750        0.5313         0.5313         0.5313        0.5313
2nd               -           0.3750         0.3750        0.5313         0.5313         0.5313        0.5313
3rd               -           0.3750         0.3750        0.5313         0.5313         0.5313        0.5313
4th               -           0.3750         0.3750        0.2813         0.5313         0.5313        0.5313
Totals          0.3750        1.5000         1.5000        1.8750         2.1251         2.1251        2.1250


                                  OTHER MATTERS

         There are no matters other than as set forth in this Statement for which Consent Forms are being solicited.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         Questions and requests for assistance or additional copies of the Solicitation documents may be directed to the Administrative General Partner at the Fund's principal executive office at 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202, Attention: Robert Huether, Asset Manager or Yolanda Harris; Investor Services Coordinator, Telephone Number: (410) 727-4083; Facsimile Number: (410) 625-2694.


                           INCORPORATION BY REFERENCE

         The following documents, which have been previously filed by the Fund with the Securities and Exchange Commission, are hereby incorporated herein by reference:

         (1) The Fund's Form 10-K for the fiscal year ended December 31, 2004;

         (2) The Fund's Form 10-Q for the interim period ended March 31, 2005;
and

         (3) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (1) above.

         Pursuant to the regulations of the Securities and Exchange Commission, the Fund will provide to each Investor of record on the Record Date, without charge and upon written or oral request of such person, copies of all reports (excluding exhibits) filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report in (1) above.

         A copy of the Fund's Form 10-K for the fiscal year ended December 31, 2004 and the Fund's Form 10-Q for the interim period ended March 31, 2005 are being sent to Investors concurrently with this Solicitation Statement.

Meridian Healthcare Growth and Income Fund Limited Partnership

By:  Brown Healthcare, Inc.         By:  Meridian Healthcare Investments, Inc.
Administrative General Partner      Development General Partner

By:      /s/  John M. Prugh         By:       /s/  George V. Hager, Jr.
President                           Chief Executive Officer

                   MERIDIAN HEALTHCARE GROWTH AND INCOME FUND
                               LIMITED PARTNERSHIP


                                  CONSENT FORM

         The undersigned, a holder of the number of assignee units of ownership interests ("Units") in Meridian Healthcare Growth and Income Fund Limited Partnership (the "Fund") listed below, with respect to all of such Units, does hereby

1. The sale of all of the rights in the real property on which each of the Facilities owned and operated by the Operating Partnerships of the Fund are located and all of the interests in or rights to use, if any, certain personal property located at the Facilities and/or used primarily in connection with the operation of the Facilities, pursuant to the Asset Purchase Agreement dated as of February 11, 2005 by and among FC Properties VI, LLC, a Delaware limited liability company and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership, Mooresville Meridian Limited Partnership, and Spencer Meridian Limited Partnership each Maryland limited partnerships and subsidiaries of the Fund (each an "Operating Partnership" and, collectively, the "Seller") (the "Sale") and the grant to the General Partners, or any one of them, through their officers, employees, and agents, of the authority to negotiate, execute, and deliver all documents, agreements, instruments, and certificates, and pay all fees, expenses and disbursements (including, but not limited to, real estate broker commissions), and take any and all other actions as they or any one of them may deem necessary or advisable in connection with or relating to the Sale.

        |_| CONSENT           |_| DOES NOT CONSENT           |_| ABSTAINS


2. To the liquidation, dissolution and winding-up of the Fund pursuant to
Article 8 of the Partnership Agreement following the consummation of the Sale (the "Liquidation").

        |_| CONSENT           |_| DOES NOT CONSENT           |_| ABSTAINS


3. To the Amendment to the Agreement of Limited Partnership of the Fund, dated as of December 8, 1987 (as amended, supplemented or otherwise modified from time to time) (the "Partnership Agreement") to permit the General Partners to sell all or substantially all of the assets of the Fund to unaffiliated third parties without first obtaining Investor consent(the "Amendment").

        |_| CONSENT           |_| DOES NOT CONSENT           |_| ABSTAINS


         The Units represented by this Consent will be deemed to have been voted in accordance with the election specified by the holder named below. IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO EACH OF THE SALE, THE AMENDMENT AND THE ANCILLARY TRANSACTIONS, AS APPLICABLE. BY EXECUTION HEREOF, THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE CONSENT SOLICITATION STATEMENT.

      THIS CONSENT IS SOLICITED BY THE GENERAL PARTNERS ON BEHALF OF THE FUND.

         The Fund reserves the right to waive any conditions to, or modify the terms of, the Solicitation (as defined in the Solicitation Statement). Capitalized terms not defined in this Consent Form will have the meanings ascribed to them in the Consent Solicitation Statement.

         THE GENERAL PARTNERS RESERVE THE RIGHT TO CONTINUE TO NEGOTIATE THE TERMS OF THE SALE AND TO ABANDON THE SALE IF THE PARTIES DO NOT FINALIZE

MUTUALLY AGREEABLE TERMS, OR ANY CONDITIONS TO CONSUMMATION OF THE SALE DO NOT OCCUR, EXPIRE OR TERMINATE.

         A Consent Form given, if effective, will be binding upon the holder of the Units who gives such Consent Form and upon any subsequent transferees of such Units, subject only to revocation by the delivery of a written notice of revocation by the Investor, executed and filed in the manner and within the time period described in the Consent Solicitation Statement.

         IN ORDER TO COUNT, THIS CONSENT FORM MUST BE RECEIVED BY THE FUND PRIOR TO 5:00 P.M., EASTERN TIME, ON JULY 18, 2005, UNLESS EXTENDED BY THE GENERAL PARTNERS IN THEIR SOLE DISCRETION.

         This fully completed and executed Consent Form should be sent by mail in the self-addressed, postage-paid envelope enclosed for that purpose, or by overnight courier, or by facsimile, to the Fund, as follows:


If delivered by mail or by courier, to:       If delivered by facsimile, to:
Brown Healthcare, Inc.                        Brown Healthcare, Inc.
Attn: Robert Huether                          Attn: Robert Huether
300 East Lombard Street, Suite 1200           Facsimile Number:  (410) 625-2694
Baltimore, Maryland 21202                     Telephone Number:  (410) 727-4083


           THIS CONSENT FORM CONTINUES AND MUST BE SIGNED ON THE NEXT
                                      PAGE

               MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED
                                   PARTNERSHIP

         Please sign your name(s) below in the same manner as the name(s) in which ownership of the Units is registered. When Units are held by two or more joint holders, all such holders must sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner. If a limited liability company, please sign in the limited liability company name by the members or the duly authorized manager.

Units Owned:  ______________

Date: ____________________, 2005



Signature:  __________________________________

                  Name:  _________________________
                           (Please Print)

Street Address:  _______________________________




Signature if held jointly:  ________________________________

                  Name:  _________________________
                           (Please Print)

Street Address:  _______________________________

                             FIRST AMENDMENT TO THE
                   MERIDIAN HEALTHCARE GROWTH AND INCOME FUND
                          LIMITED PARTNERSHIP AGREEMENT


         THIS FIRST AMENDMENT TO THE MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP AGREEMENT (this "Amendment") is made and effective as of this 18th day of July 2005.
         WHEREAS, certain parties formed a limited partnership known as Meridian Healthcare Growth and Income Fund Limited Partnership (the "Partnership") pursuant to the laws of the State of Delaware on December 8, 1987, and on that date executed a Limited Partnership Agreement (the "Partnership Agreement");
         WHEREAS, Section 5.3(A)(i) of the Partnership Agreement authorizes the Unitholders, by the Majority Vote of the Unitholders, to amend the Partnership Agreement; provided that such amendment (a) shall not in any manner allow the Unitholders to take part in the control of the Partnership's business in an manner which would subject them to liability as general partners under the Act or any other applicable law, and (b) shall not, without the consent of any General Partner affected, alter the rights, powers, or duties of the affected General Partner or its interest in Profit and Loss, Net Cash Flow, Net Proceeds of Sale or Refinancing, or alter any of the provisions of 8.2 of the Partnership Agreement;
         WHEREAS, pursuant to a solicitation by the Partnership, Unitholders owning more than 50% of the outstanding Units have affirmatively voted in favor of this Amendment;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partners do hereby amend the Partnership Agreement pursuant to the Majority Vote of the Unitholders, as follows:

1. Section 5.2A is hereby amended by adding after Subsection (xvii) the following subsection: (xviii) to sell all or substantially all of the Fund Property to unaffiliated third parties.

2.       Section 5.4A is hereby amended by deleting Subsection (xv) thereof.

3. Retroactive Application. This Amendment shall apply retroactively to any and all other actions of the Unitholders taken by written consent in lieu of a meeting. 4. Certain Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect.
5. Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be effectively impaired or invalidated.
6. Full Force and Effect. Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect.


                      [Signatures appear on following page]

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

         Brown Healthcare, Inc.
         Administrative General Partner

         By:     /s/  John M. Prugh
         Name:  John M. Prugh
         Title: President


         Meridian Healthcare Investments, Inc.
         Development General Partner

         By:     /s/  George V. Hager,  Jr.
         Name:  George V. Hager, Jr.
         Title: Chief Executive Officer